Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SALESFORCE, INC.,

PHOENIX I MERGER SUB, INC.,

and

INFORMATICA INC.

dated as of

May 26, 2025

TABLE OF CONTENTS

-ii-

Annex A	Certain Definitions
Annex B	Form of Class B-2 Stockholder Written Consent
Annex C	Form of Principal Stockholders Written Consent

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 26, 2025, is by and among Salesforce, Inc., a Delaware corporation (“Parent”), Phoenix I Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Informatica Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Merger Sub shall merge with and into the Company, with the Company surviving the merger as a wholly owned Subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, following the execution and delivery of this Agreement, and as a condition and material inducement to Parent to enter into this Agreement, the Company has agreed to use reasonable best efforts to obtain a written consent from certain stockholders of the Company pursuant to which, among other things, such holders will approve and adopt this Agreement in accordance with the DGCL as more particularly set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Merger, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders approve and adopt this Agreement and the Transactions, including the Merger (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent and Merger Sub and the sole stockholder of Merger Sub have approved this Agreement and determined that this Agreement and the Transactions, including the Merger, are (a) advisable and in the best interests of, Parent and its stockholders and (b) advisable, fair to, and in the best interest of, Merger Sub and its sole stockholder; and

WHEREAS, Parent and Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will become a wholly owned Subsidiary of Parent and will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2. Effect of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 1.3. The Closing. The closing of the Merger (the “Closing”) shall take place by means of a virtual closing through electronic exchange of documents and signatures at 4:00 a.m., Pacific Time, on the fifth (5th) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing takes place is referred to as the “Closing Date.”

Section 1.4. Effective Time. Subject to the provisions of this Agreement, on the Closing Date, a certificate of merger satisfying the applicable requirements of the DGCL, in form and substance reasonably satisfactory to Parent and the Company (the “Certificate of Merger”), shall be duly executed by the Company and filed with the Secretary of State of the State of Delaware, and the Parties shall make any other filings, recordings or publications required to be made under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or, if otherwise agreed to by the Company and Parent, at such later time as may be specified in the Certificate of Merger (the effective time of the Merger being referred to as the “Effective Time”).

Section 1.5. Governing Documents. Subject to Section 6.4, at the Effective Time, (a) the Company Charter shall be amended and restated to read in its entirety in the form of the certificate of incorporation of Merger Sub as of immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Informatica Inc.” and any provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable Law, and (b) the Company Bylaws shall be amended and restated so as to read in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the references to Merger Sub’s name shall be replaced by references to “Informatica Inc.”, and, as so amended and restated, shall be the bylaws of the Surviving Corporation. The form of each of the amended and restated certificate of incorporation and the amended and restated bylaws is “facts ascertainable” as that term is used in Section 251(b) of the DGCL.

Section 1.6. Officers and Directors. Unless otherwise determined by Parent prior to the Effective Time, the Parties will use their respective best efforts to cause the officers of Merger Sub immediately prior to the Effective Time to be the initial officers of the Surviving Corporation from and after the Effective Time and the directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Corporation from and after the Effective Time.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1. Treatment of Capital Stock.

(a) The Merger. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(i) (A) Each share of Class A common stock, par value $0.01 per share, of the Company (“Class A Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, Cancelled Shares or Converted Shares) shall be converted into the right to receive $25.00 per share of Class A Common Stock in cash, without interest (the “Class A/B-1 Per Share Merger Consideration”), (B) each share of Class B-1 common stock, par value $0.01 per share, of the Company (“Class B-1 Common Stock,”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, Cancelled Shares or Converted Shares) shall be converted into the right to receive the Class A/B-1 Per Share Merger Consideration, and (C) each share of Class B-2 common stock, par value $0.00001 per share, of the Company (“Class B-2 Common Stock,” and, together with Class A Common Stock and Class B-1 Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $0.0000100115 (the “Class B-2 Per Share Merger Consideration”). From and after the Effective Time, all shares of Company Common Stock (other than any Dissenting Shares, Cancelled Shares or Converted Shares) shall cease to be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a valid certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or evidenced by way of book-entry in the register of Company Stockholders immediately prior to the Effective Time (each, a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Per Share Merger Consideration upon the surrender of such shares of Class A Common Stock, Class B-1 Common Stock or Class B-2 Common Stock, as applicable, in accordance with Section 2.2; provided, that as a condition precedent to payment of any Per Share Merger Consideration upon the surrender of such shares of Class B-1 Common Stock pursuant to Section 2.2, the surrendering holder must cause an equal number of shares of Class B-2 Common Stock to be simultaneously surrendered for the Class B-2 Per Share Merger Consideration in accordance with Section 2.2(b). For the purposes of this Agreement, the “Per Share Merger Consideration” shall mean (1) in the case of Class A Common Stock and Class B-1 Common Stock, the Class A/B-1 Per Share Merger Consideration and (2) in the case of Class B-2 Common Stock, the Class B-2 Per Share Merger Consideration.

(ii) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or is owned by Parent shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”). At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by any direct or indirect wholly owned Subsidiary of Parent or of the Company (the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Corporation (“Surviving Corporation Stock”) equal to the product of (i) (x) the number of shares of Company Common Stock held by such Subsidiary immediately prior to the Effective Time, divided by (y) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (ii) the total number of shares of Surviving Corporation Stock outstanding immediately after the consummation of the Merger.

(iii) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation.

(b) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by Company Stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable Law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Per Share Merger Consideration at the Effective Time in accordance with Section 2.1(a). The Company shall give Parent (A) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (B) the opportunity and right to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL (it being understood that, subject to good-faith consultation with Parent, the Company will have the right to direct and control any such negotiations and proceedings). The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

(c) Adjustment to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Class A Common Stock, Class B-1 Common Stock or Class B-2 Common Stock, as applicable, outstanding after the date hereof and prior to the Effective Time. Nothing in this Section 2.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2. Payment for Securities; Surrender of Certificates.

(a) Payment Fund. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the paying agent in connection with the Merger (the “Paying Agent”). The Paying Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Merger Consideration in accordance with Section 2.1(a)(i) (the “Payment Fund”), for the sole benefit of the holders of Class A Common Stock and Class B-1 Common Stock. In the event the Payment Fund shall be insufficient to pay the aggregate Per Share Merger Consideration in accordance with Section 2.1, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall direct the Paying Agent to make delivery of the applicable Per Share Merger Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Parent. The Company shall direct its transfer agent to deliver a final record holders list to the Paying Agent at least three (3) Business Days prior to the Closing.

(b) Procedures for Surrender.

(i) Company Common Stock Certificates. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate and whose shares of Class A Common Stock, Class B-1 Common Stock or Class B-2 Common Stock, as applicable, were converted pursuant to Section 2.1 into the right to receive the applicable Per Share Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Per Share Merger Consideration into which such shares of Class A Common Stock, Class B-1 Common Stock or Class B-2 Common Stock, as applicable, have been converted pursuant to Section 2.1. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Per Share Merger Consideration pursuant to the provisions of this Article II, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the applicable Per Share Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii) Book-Entry Shares. Any holder of any Book-Entry Shares and whose shares of Class A Common Stock, Class B-1 Common Stock or Class B-2 Common Stock, as applicable, were converted pursuant to Section 2.1 into the right to receive the applicable Per Share Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the applicable Per Share Merger Consideration. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall direct the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (and in any event within five (5) Business Days following the Effective Time) the applicable Per Share Merger Consideration pursuant to the provisions of this Article II, for each share of Class A Common Stock, Class B-1 Common Stock or Class B-2 Common Stock, as applicable, formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the applicable Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Per Share Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or in respect of any Book-Entry Share.

(iv) Class B-1 Common Stock and Class B-2 Common Stock. Notwithstanding anything to the contrary herein, as a condition precedent to payment of any Class A/B-1 Per Share Merger Consideration upon the surrender of such shares of Class B-1 Common Stock pursuant to Section 2.2, the surrendering holder must cause an equal number of shares of Class B-2 Common Stock to be simultaneously surrendered for Class B-2 Per Share Merger Consideration. Any purported surrender of shares of Class B-1 Common Stock that is not accompanied by a simultaneous surrender of an equal number of shares of Class B-2 Common Stock shall be void ab initio, and no payment of any Class A/B-1 Per Share Merger Consideration in respect of the Class B-1 Common Stock shall occur. Any surrender of Class B-2 Common Stock that occurs pursuant to Section 2.2 shall be deemed effective at the time that the corresponding surrender of Class B-1 Common Stock is deemed to be effective or to occur pursuant to Section 2.2. For the avoidance of doubt, so long as the Class B-1 Common Stock and Class B-2 Common Stock are Book-Entry Shares (and not certificated), then such Class B-1 Common Stock and Class B-2 Common Stock shall be deemed automatically surrendered at the Effective Time.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. The Company shall issue a stop transfer order to its transfer agent solely with respect to shares of Company Common Stock of record five (5) Business Days prior to the anticipated Closing Date or such shorter period as requested by Parent. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share representing Class A Common Stock or Class B-1 Common Stock, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Per Share Merger Consideration as contemplated by this Article II. If, after the Effective Time, Certificates or Book-Entry Shares representing Class A Common Stock or Class B-1 Common Stock, as applicable, are presented to Parent for any reason, they shall no longer be outstanding and shall be automatically cancelled and exchanged as provided in this Agreement.

(d) Termination of Payment Fund; No Liability. At any time following the first (1st) anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Payment Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Per Share Merger Consideration, payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Per Share Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Per Share Merger Consideration payable in respect thereof pursuant to Section 2.1.

Section 2.3. Treatment of Company Equity Awards and the Company ESPP.

(a) At the Effective Time, (i) each In-the-Money Company Option that is outstanding, unvested and unexercised immediately prior to the Effective Time and is held by any individual who is not an employee of the Company immediately prior to the Effective Time and (ii) each In-the-Money Company Option that is outstanding, vested and unexercised immediately prior to the Effective Time shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such In-the-Money Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Class A/B-1 Per Share Merger Consideration in respect of each Net Share covered by such Company Option, without interest and less applicable Tax withholdings.

(b) At the Effective Time, each In-the-Money Company Option that is outstanding, unvested and unexercised immediately prior to the Effective Time (other than an In-the-Money Company Option covered by Section 2.3(a)) shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire shares of Class A Common Stock and shall be assumed and converted automatically into an option to purchase the number of shares of Parent Common Stock (each, an “Adjusted Option”) equal to the product obtained by multiplying (x) the number of shares of Class A Common Stock subject to the In-the-Money Company Option immediately prior to the Effective Time, by (y) the Conversion Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option shall have an exercise price per share of Parent Common Stock equal to (i) the per share exercise price for shares of Class A Common Stock subject to the corresponding In-the-Money Company Option immediately prior to the Effective Time divided by (ii) the Conversion Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding In-the-Money Company Option under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms. For clarity, each Company Option that contains solely a $37.50 per share stock price performance vesting condition will be forfeited at the Effective Time in accordance with its existing terms to the extent such vesting condition is not met at or prior to the Effective Time.

(c) At the Effective Time, each Company Option that is not an In-the-Money Company Option and that is then outstanding and unexercised, whether or not vested, shall be cancelled with no consideration payable in respect thereof.

(d) At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time and that is held by a non-employee member of the Company Board of Directors shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company RSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Class A/B-1 Per Share Merger Consideration in respect of each share of Class A Common Stock subject to such Company RSU immediately prior to the Effective Time, without interest and less applicable Tax withholdings.

(e) At the Effective Time, each Company RSU (other than any Company RSU covered by Section 2.3(d)) that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into a restricted stock unit with respect to a number of shares of Parent Common Stock (each, an “Adjusted RSU”) equal to the product obtained by multiplying (i) the total number of shares of Class A Common Stock subject to the Company RSU immediately prior to the Effective Time by (ii) the Conversion Ratio, with any fractional shares rounded to the nearest whole share. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms.

(f) At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into an Adjusted RSU equal to the product obtained by multiplying (i) the total number of shares of Class A Common Stock subject to the Company PSU immediately prior to the Effective Time (with such number of shares determined based on (x) the actual level of performance if the Effective Time occurs after the end of the applicable performance period and the determination of actual performance in the ordinary course and (y) the target level of performance if the Effective Time occurs prior to the end of the applicable performance period and the determination of actual performance in the ordinary course) by (ii) the Conversion Ratio, with any fractional shares rounded to the nearest whole share. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company PSU under the applicable Company Equity Plan and the agreement evidencing the grant thereunder, including vesting terms (but excluding any performance-based vesting conditions). For clarity, each Company PSU that contains a $35.00 per share stock price performance vesting condition will be forfeited at the Effective Time in accordance with its existing terms to the extent such vesting condition is not met at or prior to the Effective Time.

(g) Notwithstanding anything to the contrary contained in this Section 2.3, if Parent determines that, for holders of Company Equity Awards employed outside of the United States, the treatment of Company Equity Awards prescribed by this Section 2.3 would reasonably be expected to cause a significant administrative burden to Parent, Parent may require that such awards be converted into cash-based awards that otherwise have the same terms and conditions as the corresponding Company Equity Awards held by such individuals or that such awards be cashed out at the Closing based on the value of the Class A/B-1 Per Share Merger Consideration.

(h) As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in a Current ESPP Offering Period as of the date hereof may become a participant in the Current ESPP Offering Period, and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Periods; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date that is no later than three (3) Business Days prior to the Closing Date; and (iv) if any future offering period under the Company ESPP (other than the Current ESPP Offering Period) is still in effect at the Effective Time, then such future offering period shall be terminated prior to the Effective Time and any contributions made by participants to such future offering period shall be returned to the participants without the payment of any interest thereon.

(i) Prior to the Effective Time, the Company shall pass such resolutions and take such other actions as are necessary so as to cause the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 2.3.

(j) Parent shall, or shall cause the Surviving Corporation to, pay to the holders of the Company Equity Awards the cash payments due pursuant to Section 2.3(a), Section 2.3(d) and Section 2.3(e) as promptly as practicable following the Closing Date (but in no event later than ten (10) Business Days after the Closing Date); provided, however, that to the extent that any Company RSU or Company PSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(k) Parent shall file with the SEC, at or as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent Common Stock issuable with respect to the Adjusted Options and Adjusted RSUs. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Adjusted Options and Adjusted RSUs remain outstanding.

Section 2.4. Withholding. Each of the Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with or to the SEC since September 30, 2023, and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent and Merger Sub as set forth below.

Section 3.1. Qualification, Organization, Subsidiaries, etc.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, each Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date. The Company has filed with the SEC, prior to the date hereof, a true, correct and complete copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents. The Company has made available to Parent prior to the date hereof true, correct and complete copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of and each of the Company’s “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC, each as currently in effect.

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Liens arising under any applicable securities Law or Permitted Liens. Section 3.1(b)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (ii) the type and percentage of interests held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person, (iii) the names and the type of and percentage of interests held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary. At the Closing, the Company shall take the actions set forth on Section 3.1(b)(ii) of the Company Disclosure Letter.

Section 3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 2,000,000,000 shares of Class A Common Stock; 200,000,000 shares of Class B-1 Common Stock; 200,000,000 shares of Class B-2 Common Stock; and 200,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of May 23, 2025 (the “Company Capitalization Date”), (i) (A) 259,396,750 shares of Class A Common Stock were issued and outstanding, 44,049,523 shares of Class B-1 Common Stock were issued and outstanding (all of which are owned beneficially and of record by Canada Pension Plan Investment Board), and 44,049,523 shares of Class B-2 Common Stock were issued and outstanding (all of which are owned beneficially by Canada Pension Plan Investment Board and of record by 13381986 Canada Inc.), (B) no shares of Class A Common Stock were held in the Company’s treasury, (C) no shares of Class A Common Stock were held by the Company Subsidiaries, (D) Company Options covering 11,742,416 shares of Class A Common Stock were outstanding (of which Company Options covering 804,524 shares of Class A Common Stock remain subject to service and performance-based vesting conditions and Company Options covering 580,818 shares of Class A Common Stock remain subject to service-based vesting conditions), with a weighted average exercise price per share of $17.74, (E) Company RSUs covering 17,151,469 shares of Class A Common Stock were outstanding, and (F) Company PSUs covering 2,520,882 shares of Class A Common Stock (based on achievement of the applicable performance metrics at the target level of performance) or 4,419,843 shares of Class A Common Stock (based on achievement of the applicable performance metrics at the maximum level of performance) were outstanding; (ii) 90,882,962 shares of Class A Common Stock were reserved for issuance pursuant to the Company Equity Plans; (iii) 17,081,352 shares of Class A Common Stock were reserved for issuance pursuant to the Company ESPP; and (iv) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock have been, and all shares of Company Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and not subject to or issued in violation of any purchase option, call option, right of first refusal, or any similar right pursuant to any provision of applicable Law or any Contract to which the Company or any Company Subsidiary is a party or otherwise bound. None of the issued and outstanding shares of Company Common Stock have been issued in violation of any applicable securities Laws. The Company has sufficient authorized and unissued shares of Class A Common Stock to effect the conversion of all outstanding shares of Class B-1 Common Stock into shares of Class A Common Stock. There are no accrued and unpaid dividends on the Class B-2 Common Stock in excess of 15,000 Canadian dollars (CAD $15,000) in the aggregate in each fiscal year of the Company.

(b) The Company has made available to Parent a true, correct and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name and country of residence of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting commencement date and vesting schedule with respect to the Company Equity Award, excluding any right of acceleration of such vesting schedule, (vii) the performance metrics applicable to each Company Equity Award, if applicable, (viii) the exercise price of each Company Option, and (ix) the expiration date of each Company Option. The exercise price of each Company Option was at least equal to the fair market value (determined in accordance with Treasury Regulation Section 1.409A-1(b)(5)(iv)) of the Class A Common Stock on the date such Company Option was granted. All stock subject to the Company Options constitutes “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof.

(c) Except as set forth in Section 3.2(a) and Section 3.2(b), and other than the shares of Class A Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 3.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or valued by reference to, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. There are no outstanding obligations of the Company or any Company Subsidiary: (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for cash and/or securities having the right to vote) shares of the Company’s stock with the Company Stockholders on any matter.

(e) Other than the Principal Stockholders Agreement, there are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary. A true, correct and complete copy of the Principal Stockholders Agreement in effect as of the date hereof have been made available to Parent prior to the date hereof. To the Company’s Knowledge, none of the parties to the Principal Stockholders Agreement is in any breach of or any default under the terms thereof and the Principal Stockholders Agreement is a valid, binding and enforceable obligation on each party thereto and is in full force and effect, subject to the Enforceability Limitations.

(f) The Company or a Company Subsidiary owns less than fifty percent (50%) of the interest in the issued and outstanding capital stock and other equity interests of the entities set forth on Section 3.2(f) of the Company Disclosure Letter (such entities, the “Minority Investment Entities”). Section 3.1(b) of the Company Disclosure Letter sets forth a list of all Minority Investment Entities. The Company has made available to Parent on or prior to the date hereof true, correct and complete copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of the Minority Investment Entities, each as currently in effect.

Section 3.3. Corporate Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement, the performance of the Company’s obligations under this Agreement, and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the performance of the Company’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except (i) the receipt of the Company Stockholder Approval, (ii) approval under the Principal Stockholders Agreement by each Lead Investor (as defined in the Principal Stockholders Agreement) for a Change of Control (as defined in the Principal Stockholders Agreement) (the “Lead Investor Consent”) and, (iii) with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b) Except for the Lead Investor Consent, the affirmative vote of the holders of a majority of the outstanding Class A Common Stock and Class B-1 Common Stock entitled to vote thereon voting together as a single class (the “Company Stockholder Approval”) to approve the Merger and adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and to consummate the Transactions, including the Merger. The delivery by the Principal Stockholders of the written consent substantially in the form attached hereto as Annex C (the “Principal Stockholders Written Consent”) to approve and adopt this Agreement and the Merger in accordance with Section 228 and Section 251(c) of the DGCL will satisfy the Company Stockholder Approval.

(c) The Principal Stockholders Written Consent together with the Lead Investor Consent, when delivered pursuant to Section 5.3, will constitute the valid and binding approval of each Lead Investor (as defined in the Principal Stockholders Agreement) for a Change of Control (as defined in the Principal Stockholders Agreement) and for this Agreement and the Transactions, including the Merger, and will constitute the requisite approval for this Agreement and the Transactions, including the Merger, under the Principal Stockholders Agreement.

(d) On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is fair to and in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other Transactions, in each case, upon the terms and subject to the conditions contained herein and (iv) unanimously resolved to recommend that the Company Stockholders approve the Merger and the Transactions and adopt this Agreement. None of the foregoing actions by the Company Board of Directors has been amended, rescinded or modified in any way (unless a Change of Recommendation has been effected after the date hereof in accordance with the terms of Section 5.2).

(e) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (i) and (ii), collectively, the “Enforceability Limitations”).

Section 3.4. Governmental Consents; No Violation.

(a) Other than (i) compliance with the DGCL, (ii) compliance with the Securities Act, (iii) compliance with the Exchange Act, including the filing and mailing of the Information Statement with the SEC and any amendments or supplements thereto, (iv) compliance with applicable state securities, takeover and “blue sky” laws, (v) compliance with the applicable requirements of the HSR Act and obtaining any other requisite clearances or approvals under any other applicable requirements of other Regulatory Laws set forth on Section 3.4(a) of the Company Disclosure Letter, (vi) compliance with any applicable requirements of the NYSE and (vii) any facility security clearance of the Company or any Company Subsidiary, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the execution, delivery and performance by the Company of this Agreement and consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date.

(b) The execution and delivery by the Company of this Agreement do not, and, subject to the receipt of the Company Stockholder Approval and except as described in Section 3.4(a), the consummation of the Transactions and performance and compliance with the provisions hereof will not (i) require consent or other action by any person under or conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation or imposition of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or the organizational or governing documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clause (i) and clause (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Merger, prior to the Outside Date.

Section 3.5. SEC Reports and Financial Statements.

(a) Since October 19, 2021, the Company has timely filed or furnished all registration statements, forms, statements, schedules, exhibits, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Company SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to the Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. Since January 1, 2024, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with, or furnish any other material to, the SEC. As of the date of this Agreement, (i) to the Company’s Knowledge, no Company SEC Document is the subject of ongoing SEC review, and (ii) to the Company’s Knowledge, no such review is threatened with respect to any Company SEC Document.

(b) The consolidated financial statements (in each case, including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes, none of which would be reasonably expected to be, as of the date hereof, material individually or in the aggregate).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 3.6. Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and which includes policies and procedures that: (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and (b) are designed to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure the reliability of the Company’s financial reporting, including that all material information required to be disclosed by the Company and the Company Subsidiaries in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and that such material information is disclosed to the Company’s auditors and the audit committee of the Company Board of Directors. Since January 1, 2021, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which disclosure (if any) and significant facts learned during the preparation of such disclosure have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clause (i) or (ii). Since January 1, 2021, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim, whether written or, to the Company’s Knowledge, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, and no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has, to the Company’s Knowledge, reported in writing credible evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to the Chief Legal Officer, Chief Executive Officer or Chief Financial Officer of the Company.

Section 3.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of December 31, 2024, included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since December 31, 2024 (other than any liability for any material breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8. Absence of Certain Changes or Events.

(a) From January 1, 2025, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From January 1, 2025 through the date hereof, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under, Section 5.1(b) (other than any actions specified by clauses (i), (iv), (v), (vii), (x), (xi), (xii), (xv), (xx) or (xxv) (to the extent clause (xxv) relates to the foregoing clauses)).

Section 3.9. Compliance with Law; Permits.

(a) The Company and each Company Subsidiary, and, to the Company’s Knowledge, their respective directors and officers are and have been since January 1, 2022 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company or such Company Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are and have been since January 1, 2022 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary, or any of their respective directors, officers, or employees, or, to the Company’s Knowledge, agents or any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has, during the past five (5) years, directly or indirectly (i) taken any action in violation of any applicable Anti-Corruption Law or anti-money laundering laws, (ii) offered, authorized, provided or given (or made attempts at doing any of the foregoing) any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another Person in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary or, to the Company’s Knowledge, any of their respective officers, directors, employees, agents or persons acting on it or any Company Subsidiary’s behalf, is or has in the last five (5) years been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws. The Company and each Company Subsidiary has established and maintains a compliance program and reasonable internal controls and procedures appropriate to ensure compliance with the requirements of applicable Anti-Corruption Laws.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, at all times within the last five (5) years, the Company and the Company Subsidiaries and their respective officers, directors, employees, and, to the Company’s Knowledge, agents and persons acting on it or any Company Subsidiary’s behalf, have conducted their businesses in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export and Sanctions Controls. At all times within the last five (5) years, the Company and the Company Subsidiaries have maintained all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export and Sanctions Controls.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, at all times within the last five (5) years, none of the Company or any Company Subsidiary or any of their respective officers, directors, employees, or, to the Company’s Knowledge, any agent or person acting on it or any Company Subsidiary’s behalf, has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited or restricted by the Laws of the United States or other Import Restrictions or Export and Sanctions Controls, without obtaining prior authorization or satisfying notification or other documentary requirements from the competent Governmental Entities as required by those Laws. The Company and the Company Subsidiaries are in compliance with and, at all times within the last five (5) years, have complied in all material respects with, all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”), or OFAC that is or has been in force. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, at all times within the last five (5) years, except pursuant to valid licenses, license exceptions or exemptions, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad.

(g) None of the Company or any Company Subsidiary, nor any director, officer, employee, or, to the Company’s Knowledge, agent or affiliate of the Company or any Company Subsidiary: (x) is, or is 50% or more controlled or owned by, or as applicable controlled by any means, jointly or solely by, one or more Persons or entities targeted by or subject to sanctions administered by OFAC, BIS, the European Union, any of the Member States of the European Union or the United Kingdom, or is included on any sanctioned party list administered by OFAC, BIS, or the U.S. Department of State (including the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entity List, or Unverified List, or the Department of State Debarred Parties List, or the United Nations Security Council Consolidated List) or by the European Union, any of the Member States of the European Union, or the United Kingdom (including, without limitation, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK’s Consolidated Sanctions List) (collectively, the “Restricted Parties”) or (y) has, at any time within the last five (5) years, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or territories subject to U.S. comprehensive economic or trade sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic), in violation of applicable Import Restrictions or Export and Sanctions Controls. None of the Company or any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any U.S. Governmental Entity or other Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary has, within the last five (5) years, received any written notice of deficiencies in connection with any Import Restrictions or Export and Sanctions Controls from OFAC or any other Governmental Entity or made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any action being taken or any penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary. The Company and each Company Subsidiary has, and has had at all times within the last five (5) years, in place policies and procedures designed to promote and ensure compliance with all applicable Import Restrictions and Export and Sanctions Controls.

(h) The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 3.10. Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), in each case whether or not subject to ERISA, and each other benefit or compensation plan, policy, program, agreement or arrangement, including but not limited to each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent), but excluding any such arrangement maintained solely by a Governmental Entity or any Multiemployer Plan. With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material, non-routine filings and correspondence with any Governmental Entity during the past three (3) years and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan. The Company has delivered or made available to Parent true, correct and complete copies of each Company Equity Plan and the forms of award agreements evidencing the Company Equity Awards, and with respect to the foregoing forms, other than differences with respect to the number of shares of Class A Common Stock covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no award agreement evidencing any Company Equity Award contains material terms that are not consistent with, or in addition to, such forms.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge, no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability. All material contributions or other material amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c) Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full, except, with respect to clause (iv) of the definition of Controlled Group Liability only, as would not result in a liability that is material to the Company and the Company Subsidiaries, taken as a whole. None of the Company, any of the Company Subsidiaries or any of their respective ERISA Affiliates has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Company Benefit Plan that reasonably would be expected to subject the Company, the Company Subsidiaries or the Surviving Corporation to any Tax or penalty, except as would not be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d) Neither the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan, a “multiple employer plan” or a “multiple employer welfare arrangement” (as such terms are defined in ERISA).

(e) No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law, for which the covered individual pays the full premium cost of coverage.

(f) (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(g) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director, officer, employee or other individual service provider of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or otherwise, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require a contribution or funding by the Company or any Company Subsidiary to a Company Benefit Plan or the transfer or setting aside of assets to fund any benefits under a Company Benefit Plan, (v) result in any breach or violation of, or default under or limit the right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan following the Effective Time or (vi) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) No Person is entitled to any gross-up, make-whole, or other additional payment from the Company or any Company Subsidiary with respect to any Tax or interest or penalty related thereto, including in accordance with Sections 4999 or 409A of the Code.

(j) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance and compliance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.11. Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, bound by (or otherwise subject to) or in the process of negotiating any collective bargaining agreement or other Contract with a labor union, works council, employee representative group or labor organization, and to the Company’s Knowledge, no demand has been made or petition filed or Proceedings initiated by an employee or group of employees of the Company or any Company Subsidiary with any labor relations board or other Governmental Entity seeking recognition of any labor organization. Neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b) The Company and each Company Subsidiary are and have been since January 1, 2022 in compliance with all applicable Law respecting labor and employment matters, including immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, mass layoffs, worker classification, sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages and hours (including overtime and minimum wage requirements), disability rights, equal employment opportunity and the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has taken any action since January 1, 2022, that would (i) constitute a “Mass Layoff” or “Plant Closing” within the meaning of the WARN Act, or any similar state, local or foreign Law or (ii) otherwise trigger any material liability or obligations under the WARN Act or any similar state, local or foreign Law.

(c) There is not, and since January 1, 2022 through the date hereof, there has not been, any (i) proceeding pending or, to the Company’s Knowledge, threatened by or before any Governmental Entity with respect to the Company or any Company Subsidiary concerning employment-related matters or (ii) proceeding pending or, to the Company’s Knowledge, threatened against or affecting the Company or any Company Subsidiary brought by any current or former applicant, employee or independent contractor of the Company or any Company Subsidiary, except as would not be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d) To the Company’s Knowledge, in the last five (5) years, (i) no allegations of sexual harassment, sexual misconduct, sexual assault, sexual discrimination or other material harassment or discrimination allegations have been made against any member of the Company Board of Directors (in their capacity as such) or employee at the level of Vice President or above, and (ii) neither the Company nor any of the Company Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, sexual misconduct, sexual assault, sexual discrimination or other material harassment or discrimination allegations involving any member of the Company Board of Directors (in their capacity as such) or employee at the level of Vice President or above.

Section 3.12. Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and the Company Subsidiaries have timely filed (taking into account any valid extension of time within which to file) all Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete;

(b) The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all Taxes required to be paid by any of them, except for Taxes for which the financial statements of the Company and the Company Subsidiaries reflect adequate reserves, in accordance with GAAP;

(c) The Company and the Company Subsidiaries have (i) timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) have otherwise complied in all respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements);

(d) There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary, or (ii) deficiency for Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary and that has not been fully satisfied by payment;

(e) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than in connection with automatic extensions of time to file Tax Returns), which waiver or extension is still in effect;

(f) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code;

(g) None of the Company or any Company Subsidiary (i) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any ordinary course commercial agreement not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries) or (ii) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, by contract or otherwise by operation of Law;

(h) There are no Liens in respect of or on account of Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens;

(i) Within the last six (6) years, no claim has been made in writing from any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction, in each case, with respect to such particular type of Tax;

(j) Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other similar ruling or written agreement with a Tax authority;

(k) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law); and

(l) Except as contemplated by this Agreement, neither the Company nor any Company Subsidiary has undergone an “ownership change” within the meaning of Section 382 of the Code and the Treasury Regulations promulgated thereunder.

Section 3.13. Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets, at law or in equity, by or before, and there are no orders, judgments, injunctions, awards or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any Company Subsidiary has any material Proceedings pending against any other Person.

Section 3.14. Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all: (i) patents and patent applications, (ii) registered trademarks, service marks, trade dress, logos, slogans, brand names, trade names and corporate names and applications therefor, (iii) domain name and social media handle registrations, (iv) copyright registrations and applications for copyright registration, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by the Company or any Company Subsidiary with any state, government or other public authority, in each case, that are owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to, the Company or any Company Subsidiary, whether wholly or jointly owned (the “Company Registered Intellectual Property”).

(b) The Company solely owns, each material item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens. Each material item of Company Registered Intellectual Property is subsisting and has not expired, been cancelled, or been abandoned, and to the Company’s Knowledge, each material item of Company Intellectual Property (other than applications for registrations) is valid and enforceable. As of the date hereof, no Proceeding (other than office actions in connection with the prosecution of applications) is pending or, to the Company’s Knowledge, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Intellectual Property. Neither the Company nor any Company Subsidiary receives an exclusive license under any third party Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(c) Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person to retain any ownership interest, including any joint ownership interest, or any exclusive rights, in any Intellectual Property that is Company Intellectual Property and is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d) The Company and the Company Subsidiaries (i) own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted, all of which rights shall survive the consummation of the Transactions (including the Merger) on substantially the same terms, without termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit with respect thereto, and (ii) may exercise, transfer, or license all Company Intellectual Property and other such rights without material restriction or material payment to any Person, except in each case for clauses (i) and (ii), (1) as a result of the terms of a Contract to which Parent, but neither the Company nor a Company Subsidiary, is a party, and (2) as would not be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(e) As of the date hereof, no Proceedings are pending or, to the Company’s Knowledge, are threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the conduct of the business of the Company and the Company Subsidiaries, including the commercialization and exploitation of the Company Products in connection with such business, as currently conducted or as conducted since January 1, 2022, has not infringed, violated, constituted, or misappropriated any Intellectual Property rights of any Person, or constituted unfair competition or unfair trade practices, (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property, and (iii) since January 1, 2022, neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person alleging that such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property.

(f) Except as would not reasonably be expected to, either individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole: (i) in each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any Intellectual Property, or who has otherwise developed or created Intellectual Property material to the business of the Company and the Company Subsidiaries within the scope of their employment or engagement therefor, the Company or such Company Subsidiary has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all such Intellectual Property, and, to the Company’s Knowledge, no such employee, consultant or contractor retains or claims to retain any ownership or other rights in or with respect to such Intellectual Property; (ii) the Company and each Company Subsidiary have taken commercially reasonable actions to maintain and protect all Company Intellectual Property that derives independent economic value, actual or potential, from not being known to other Persons, and all such Intellectual Property has been maintained in confidence in accordance with procedures that are customarily used in the industry to protect rights of like importance; and (iii) to the Company’s Knowledge, since January 1, 2022, there has been no unauthorized disclosure of Company Intellectual Property, or unauthorized disclosure by the Company or any Company Subsidiary of any third party Intellectual Property. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have, and enforce, a policy requiring each employee, consultant and contractor that has access to any such Intellectual Property to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof, except where the failure to enforce such policy has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(g) Neither the Company nor any Company Subsidiary has used, modified, distributed, or made available any Software or other technology under an Open Source License in a manner that would require any material Company Intellectual Property to be (i) disclosed, distributed, or made available in Source Code form, (ii) licensed for the purposes of preparing derivative works, (iii) licensed under terms that allow Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled, or (iv) redistributed at no charge. The Company and the Company Subsidiaries are and have been in compliance in all material respects with all Open Source Licenses to which they are subject.

(h) Section 3.14(h) of the Company Disclosure Letter contains a true, correct and complete list of, and the Company has made available to Parent prior to the date hereof true, correct and complete copies of, all Contracts in effect (or with respect to Contracts no longer in effect, to the extent of any surviving terms) pursuant to which the Company or any Company Subsidiary (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any patent rights or other material Company Intellectual Property, except Ordinary Course Licenses, (ii) other than Open Source Licenses, is granted a license or immunity (other than Ordinary Course Licenses) or a covenant not to assert, or release, or agreement not to enforce or prosecute to or under any Intellectual Property, or (iii) develops, acquires, or contracts with any other Person to develop or acquire Intellectual Property, including under any joint development relationship (but excluding employment, consulting, services or invention assignment agreements entered into in the ordinary course of business with employees, contractors or consultants of the Company or any Company Subsidiaries, in each case, where the applicable employee, contractor or consultant has validly assigned all rights in such Intellectual Property to the Company or the Company Subsidiaries), in each case of clauses (i) through (iii), that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the foregoing in clause (i) through clause (iii), together with the Ordinary Course Licenses and Open Source Licenses, the “IP Contracts”).

(i) The Company has made available to Parent prior to the date hereof true, correct and complete list of all material Company Products.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in or give a third party a valid right to cause or declare (i) a material breach, violation, modification, cancellation, termination, or suspension of any IP Contract that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, (ii) the release of any Source Code that is Company Intellectual Property or other material proprietary or confidential Intellectual Property of the Company or any Company Subsidiary, (iii) the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Company Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (or (except as a result of the terms of a Contract to which Parent, but neither the Company nor a Company Subsidiary, is a party) any Intellectual Property of Parent) to any Person, or (iv) the Company, any Company Subsidiary or (except as a result of the terms of a Contract to which Parent, but neither the Company nor a Company Subsidiary, is a party) Parent being subject to any non-compete or other material restriction on the operation or scope of their respective business. All IP Contracts shall remain in full force and effect following the Closing in accordance with their terms, and, as of immediately after the Closing, the Company and the Company Subsidiaries will be entitled to exercise all of their respective rights under all IP Contracts to the same extent as prior to the Closing, in each case, except has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(k) As of the date hereof, no Proceeding by any Person is pending against the Company or any Company Subsidiary, nor has any of them received any written claim or notice since January 1, 2022, with respect to any material warranty or material indemnity claim relating to any Company Products or with respect to the material breach of any material agreement (including any IP Contract) under which such Company Products have been made available, in each case, which remains unresolved.

(l) To the Company’s Knowledge, no Company System, and no Software included in any Company Product, contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities (as such terms are commonly understood in the software industry) or other Software routines or hardware components that (i) enable or assist any Person to acquire or access without authorization or disable or erase any Software, Company Products or Protected Information or information, or (ii) otherwise significantly adversely affect the functionality of the Company Systems or Company Products, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(m) The Company and each Company Subsidiary maintains or adheres to policies and procedures that are compliant with Laws applicable to the development, training, fine-tuning, validation, testing, improvement, use and deployment of AI Systems at and by the Company or Company Subsidiaries, and complies with such Laws, policies, and procedures. The Company and each of the Company Subsidiaries had legally enforceable and sufficient rights to use or process the Training Data in the manner used or processed by or for it to train, fine-tune, validate, test or improve an AI System, and the Company and Company Subsidiaries have complied with Contract terms applicable to such use or processing except as would not be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is the subject of any complaint, claim, audit, investigation, proceeding, or litigation (or a request for information or testimony from regulators or legislators) regarding any AI System or Training Data.

Section 3.15. Privacy and Data Protection.

(a) Since January 1, 2022, the Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, hosting, creation, transmission, use, analysis, disclosure, storage, retention, disposal, security and other processing, as the case may be, of Protected Information, and, to the Company’s Knowledge, any such activities performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied in all material respects with, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the Company, any Company Subsidiary, or the Surviving Corporation being in material breach or material violation of (i) any provisions of Contracts governing Protected Information to which the Company or any Company Subsidiary is bound, (ii) applicable Information Privacy and Security Laws, (iii) PCI DSS, to the extent applicable to the Company or any Company Subsidiary, (iv) any Privacy Statements, or (v) any consents or authorizations that apply to the Protected Information that have been obtained by the Company or a Company Subsidiary. To the extent required by HIPAA, the Company and each Company Subsidiary have executed Business Associate Agreements (as such agreements are defined in HIPAA) with any Covered Entity or Business Associate (as defined in HIPAA), in compliance with HIPAA. The Company and each Company Subsidiary have all rights, authority, consents and authorizations necessary under applicable Information Privacy and Security Laws to receive, retain, access, use and disclose the Protected Information in their possession or under their control in connection with the operation of their business. Since January 1, 2022, the Company and each Company Subsidiary have posted, where required by Information Privacy and Security Laws, as applicable, privacy policies governing their use of Protected Information on their websites made available by the Company and each Company Subsidiary, and the Company and each Company Subsidiary have complied in all material respects with such current and former published privacy policies.

(b) There has been no material (i) security breach of or unauthorized access to, or malicious or unauthorized disruption to, any Company Products, or any Company System that transmits or maintains proprietary or confidential information, including Protected Information, or (ii) incident involving the loss, damage or unauthorized access, acquisition, modification, use or disclosure of any proprietary or confidential information, including Protected Information owned, used, hosted, maintained or controlled by or, to the Company’s Knowledge, on behalf of, the Company or the Company Subsidiaries, including any such unauthorized access, acquisition, modification, use or disclosure of Protected Information that would constitute a breach for which notification by the Company or any Company Subsidiary to individuals, Persons or Governmental Entities is required, or was made, under any applicable Information Privacy and Security Laws or Contracts to which the Company or a Company Subsidiary is a party. To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s vendors, suppliers and subcontractors have (A) suffered any material security breach that resulted in any unauthorized access to, modification of, use of, disclosure of or loss of or damage to any proprietary or confidential information, including Protected Information hosted or maintained on behalf of the

Company or the Company Subsidiaries, (B) materially breached any Contracts with the Company or any Company Subsidiary relating to proprietary or confidential information, including Protected Information or (C) violated any applicable Information Privacy and Security Laws in relation to the processing of Protected Information on behalf of the Company or any Company Subsidiary, in each case in any material respect.

(c) Since January 1, 2022, the Company and each Company Subsidiary have implemented and maintained in a commercially reasonable manner a written information security program, covering the Company and each Company Subsidiary and their respective material Company Systems, designed to (i) identify and address internal and external risks to the security, integrity or privacy of any proprietary or confidential information in their possession, including Protected Information, (ii) implement, monitor and maintain administrative, technical and physical safeguards to control these risks, and (iii) maintain notification procedures in compliance with applicable Information Privacy and Security Laws and customer Contracts in the case of any breach of security, integrity or privacy compromising Material Customer proprietary or confidential information or Protected Information. In each of the past three (3) fiscal years, the Company and each of the Company Subsidiaries have performed a security risk assessment covering the Company and each Company Subsidiary, and remediated all critical, high risk or material threats and deficiencies identified in such risk assessments.

(d) Since January 1, 2022 through the date hereof, no Person has (i) provided a written audit request to the Company or a Company Subsidiary, (ii) made any written claim against the Company or any Company Subsidiary, or (iii) to the Company’s Knowledge, commenced any Proceeding, in each case, with respect to (A) any alleged violation of applicable Information Privacy and Security Laws by the Company, any Company Subsidiary or (with respect to services provided to or on behalf of the Company) any third party with whom the Company or any Company Subsidiary has entered into a Contract in connection with the collection, maintenance, storage, retention, use, processing, disclosure, transfer or disposal of Protected Information or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices related to proprietary or confidential information, including Protected Information, including any unlawful or accidental loss, damage or unauthorized access, acquisition, retention, use, disclosure, modification or other misuse of such information maintained by or on behalf of the Company or the Company Subsidiaries. No Person has provided a complaint (written or otherwise) to the Company or a Company Subsidiary, nor, to the Company’s Knowledge, to any third party, regarding the improper disclosure of Protected Health Information (as defined in HIPAA) by the Company or a Company Subsidiary.

(e) The Company and the Company Subsidiaries have in place disaster recovery plans, procedures and facilities that satisfy applicable Law in all material respects and the Company’s and the Company Subsidiaries’ obligations under Contracts with all customers, vendors, suppliers and subcontractors of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance therewith in all material respects.

Section 3.16. Real and Personal Property.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all real property owned in fee simple by the Company or any Company Subsidiary (the “Owned Real Property”) as of the date of this Agreement and the name of the fee owner with respect thereto. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) either the Company or a Company Subsidiary has good and marketable title to the Owned Real Property, free and clear of all Liens other than any Permitted Liens, and (ii) there are no outstanding options or rights of first offer or refusal to purchase the Owned Real Property or any portion thereof in favor of any Person.

(b) Section 3.16(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all material real property leased, subleased, licensed or similarly occupied by the Company or any Company Subsidiary as of the date of this Agreement (the “Leased Real Property”) and the leases, subleases, licenses and occupancy agreements, together with all assignments thereof and amendments, supplements and modifications with respect thereto (each, a “Company Lease”). To the extent in its possession, the Company has made available to Parent true, correct and complete copies of the Company Leases. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, with respect to each Leased Real Property and the accompanying Company Lease, the Company or the applicable Company Subsidiary that is party thereto has good and valid leasehold interests in such Leased Real Property, free and clear of all Liens, other than Permitted Liens.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy the Owned Real Property or Leased Real Property, or any portion thereof.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, there is no existing material condemnation or other proceeding in eminent domain, or any proceeding pending or threatened in writing, affecting any portion of the Owned Real Property or Leased Real Property.

(e) The Company and the Company Subsidiaries have good and valid title to all of its tangible assets sufficient for the conduct of its business as presently conducted, except for defects in title, easements, restrictive covenants and similar encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, all such assets are free and clear of all Liens, except for Permitted Liens.

Section 3.17. Material Contracts.

(a) Except for this Agreement, Section 3.17(a) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, of each Contract described below in this Section 3.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof other than Company Benefit Plans listed on Section 3.10(a) of the Company Disclosure Letter (all Contracts of the type described in this Section 3.17(a), whether or not set forth on Section 3.17(a) of the Company Disclosure Letter, being referred to herein as the “Material Contract”):

(i) each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, the Company Subsidiaries or any of their respective affiliates (including Parent and its affiliates after the Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii) each Contract that limits the freedom of the Company, any Company Subsidiary or any of their respective affiliates to negotiate or, except for provisions requiring notice or consent to assignment by the counterparty thereto, consummate any of the Transactions;

(iii) any material partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries), development, co-development or similar material Contract;

(iv) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $10,000,000;

(v) each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase Company Products) after the date hereof with consideration of more than $10,000,000;

(vi) each Contract set forth, or required to be set forth, in Section 3.14(h) of the Company Disclosure Letter;

(vii) any Contract to put Source Code for any Company Product in escrow with a third Person, and any other Contract to provide Source Code for any Company Product to any third Person other than an employee, contractor, agent or representative of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice;

(viii) any order, settlement agreement or similar Contract involving any resolution or settlement of any actual or threatened Proceeding (A) with any Governmental Entity, (B) restricting in any material respect the operations or conduct of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time), (C) imposing any material non-monetary obligations or requirements, or (D) involving any admissions of criminal liability;

(ix) each Contract not otherwise described in any other subsection of this Section 3.17(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $5,000,000 in the twelve (12)-month period following the date hereof;

(x) any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business consistent with past practice and in excess of $1,000,000;

(xi) each Contract that is a Material Customer Agreement, a Material Supplier Agreement or a Material Reseller Agreement;

(xii) each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or material assets;

(xiii) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Company or its affiliates (including Parent and its affiliates after the Effective Time);

(xiv) each Company Government Contract entered into in calendar year 2024 for which: (1) the period of performance has not expired or terminated, or final payment has not yet been received; and (2) the Company received revenues with respect to such order in excess of $1,000,000 in calendar year 2024;

(xv) each Company Lease with rent payments (assuming projected renewals as provided by Company to Parent) over the remaining life of such Company Lease in excess of $2,000,000;

(xvi) each Contract relating to outstanding Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an individual amount in excess of $1,000,000, other than indebtedness solely between the Company and any wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, or relating to any Liens on the material assets of the Company or any Company Subsidiary (other than Permitted Liens);

(xvii) each Contract involving other derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure of (or aggregate value to) the Company and the Company Subsidiaries under any such Contract is reasonably expected to be in excess of $500,000 for such Contract or with a notional value in excess of $500,000 for such Contract;

(xviii) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the number or voting power of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner, associate or immediate family member; and

(xix) any Contract not otherwise described in any other subsection of this Section 3.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) True, correct and complete copies of each Material Contract (and any material amendments, supplements, modifications or supplements thereto) in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof. None of the Company or any Company Subsidiary is in breach of or default under the terms of any Material Contract, including any terms related to the use of Material Customer data, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract, where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

(c) True, correct and complete copies of each Company Government Bid that, if accepted, would be a Material Contract of the type specified in Section 3.17(a)(xiv) (a “Material Government Bid”) have been made available to Parent prior to the date hereof. As of the date hereof, no Material Government Bid is the subject of bid protest or award protest proceedings.

(d) The Company and the Company Subsidiaries have not delivered or granted, agreed to deliver or grant, or entered into any Company Government Contract that requires the delivery or granting to any Governmental Entity of (i) any Source Code for the Company Products; (ii) unlimited or government purpose rights (as defined in FAR Section 52.227-14, DFARS Section 252.227-7013 or 252.227-7014 or similar clauses) in the material Company Intellectual Property or Company Products or any portion thereof in which the Company could have legally asserted more restrictive rights under applicable regulations or contract clauses; or (iii) ownership of any portion of material Company Intellectual Property or Company Products. The Company and Company Subsidiaries have taken all reasonable steps required under any Company Government Contract and applicable Law to assert, protect and support its rights in material Company Intellectual Property and Company Products, so that no more than the minimum rights or licenses required under applicable Laws and the terms of such Company Government Contracts will have been provided to the applicable Governmental Entity or counterparty to such Company Government Contract.

(e) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Government Contract for which (A) the period of performance has not expired or terminated or (B) final payment has not yet been received as of the date hereof (in each case of clauses (A) or (B), a “Current Company Government Contract”) is in full force and effect, subject to the Enforceability Limitations; (ii) neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Current Company Government Contract; and (iii) the Company and the Company Subsidiaries are in compliance, and have been in compliance since January 1, 2022, in all material respects with the terms and conditions of each Company Government Contract and Company Government Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, (A) all material facts set forth or acknowledged by any representations, certifications or statements made or submitted by or on behalf of the Company or any Company Subsidiary in connection with any Company Government Contract or Company Government Bid were true, accurate and complete as of the date of submission, and (B) neither any Governmental Entity nor any prime contractor or subcontractor has notified the Company or any Company Subsidiary that the Company or any Company Subsidiary has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract or Company Government Bid. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, no costs incurred by the Company or any Company Subsidiary pertaining to any Company Government Contract have been proposed for disallowance or deemed disallowed by a Governmental Entity, no material payment due to the Company or any Company Subsidiary pertaining to any Company Government Contract has been withheld or set off, nor has any claim been made to withhold or set off any such payment, and to the Company’s Knowledge, there is no basis for a price adjustment, refund or demand for payment under any such Company Government Contract.

(f) Since January 1, 2022, none of the Company Government Contracts or Company Government Bid were awarded or submitted pursuant to a procurement that was restricted to contractors having small business status, small disadvantaged business status, or other preferential status and no current, active Company Government Contracts are subject to any such preferential status. Since January 1, 2022, each representation and/or certification made by the Company that it was a small business concern and/or was qualified for other preferential status in each of its Company Government Contracts and Company Government Bid was current and accurate as of its effective date.

(g) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2022, (i) none of the Company, any Company Subsidiary or any of their respective Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the Company’s Knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) none of the Company or any Company Subsidiary has received any written notice of termination for default or convenience, cure notice, or show cause notice, (iii) none of the Company or any Company Subsidiary, to the Company’s Knowledge, is the subject of a finding of non-compliance, nonresponsibility or ineligibility for government contracting (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iv) none of the Company or any Company Subsidiary is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees or Principals (as defined in Federal Acquisition Regulation 52.209-5), nor to the Company’s Knowledge, any consultants or agents of the Company or any Company Subsidiary, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Company Government Contract, the subject of any actual or, to the Company’s Knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of the Company or any Company Subsidiary with respect to any Company Government Contract, including any alleged material irregularity, misstatement or omission arising thereunder or relating thereto, and to the Company’s Knowledge, there is no basis for any such investigation, indictment, lawsuit or audit and (vi) neither the Company nor any Company Subsidiary has made any disclosure (A) to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Company Government Contract or (B) under the Federal Acquisition Regulation mandatory disclosure or payment provisions to any Governmental Entity and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure thereunder.

(h) Security Clearances. Section 3.17(h) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) all facility security clearances of the Company or any Company Subsidiary as of the date of this Agreement, and (ii) all security clearances held by current employees (“Cleared Employee(s)”) and non-employee service providers of the Company or any Company Subsidiary to the extent held or required in connection with the conduct of the business of the Company or any Company Subsidiary as of the date of this Agreement. The Company and any Company Subsidiary hold all the security clearances required to perform any Company Government Contract as of the date of this Agreement. The Company and any Company Subsidiary and, to the Company’s Knowledge, each Cleared Employee or non-employee service provider who holds such security clearances is in compliance with all applicable security obligations as of the date of this Agreement, including all applicable National Security Laws, and have in place proper procedures, practices and records to access classified information up to the level of its current clearances and to maintain the security clearances necessary to perform the Company Government Contracts.

Section 3.18. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries have complied in all material respects with all Environmental Laws since January 1, 2022, and neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties owned or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance and (c) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law to operate their business in the ordinary course and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations, (d) neither the Company nor any Company Subsidiary is subject to obligation or liability for any Hazardous Substance disposal or contamination on any third-party property, (e) as of the date hereof, no Proceeding is pending, or to the Company’s Knowledge, threatened, and no notice, demand, letter, claim or request for information has been received by the Company or any Company Subsidiary, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any liability arising under any Environmental Law upon the Company or any Company Subsidiary, and (f) neither the Company nor any Company Subsidiary is subject to any order or other agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to any obligations or liabilities under any Environmental Law. To the extent in its possession, the Company has made available to Parent copies of all material environmental reports relating to the Owned Real Property.

Section 3.19. Customers; Suppliers; Resellers; Government Entities.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a list of (1) the top twenty-five (25) cloud customers of the Company and the Company Subsidiaries and (2) the top ten (10) on premise customers of the Company and the Company Subsidiaries, in each case, based on revenue received by the Company or any Company Subsidiary during the last twelve (12) months ended December 31, 2024 (each, a “Material Customer” and each such Contract with a Material Customer, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth a list of the suppliers and vendors of the Company and the Company Subsidiaries with which the Company and the Company Subsidiaries have spent at least $3,500,000 during the last twelve (12) months ended December 31, 2024 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(c) Section 3.19(c) of the Company Disclosure Letter sets forth a list of each of the top ten (10) technology partner, reseller independent software vendor and distributor of Company Products pursuant to which the Company and the Company Subsidiary has had billings during the last twelve (12) months ended December 31, 2024 (each, a “Material Reseller” and each Contract with each Material Reseller, a “Material Reseller Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Reseller that such Material Reseller shall not continue as a technology vendor, partner, reseller, OEM, independent software vendor and distributor of Company Products, as applicable, to the Company or that such Material Reseller intends to terminate or adversely modify existing Contracts with the Company or the Company Subsidiaries.

(d) Section 3.19(d) of the Company Disclosure Letter sets forth a list (and the associated revenues for the last twelve (12) months ended December 31, 2024) of the top twenty-five (25) Company Government Contracts with Governmental Entities (or any prime contractor or subcontractor of any Governmental Entity of any jurisdiction in its capacity as such) as customers of the Company and its Subsidiaries during the last twelve (12) months ended December 31, 2024, as determined by revenue during such twelve (12)-month period.

Section 3.20. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and neither the Company nor any Company Subsidiary is in breach or default under any material insurance policy, and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.21. Information Supplied. The information relating to the Company and the Company Subsidiaries to the extent supplied by or on behalf of the Company and the Company Subsidiaries to be contained in, or incorporated by reference in the Information Statement to be sent to the Company Stockholders in connection with the Merger and the Transactions will not, at the date the Information Statement is first mailed to the Company Stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Information Statement will comply in all material respects with the requirements of the DGCL, the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Information Statement, which information or statements were not supplied by or on behalf of the Company.

Section 3.22. Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Class A/B-1 Per Share Merger Consideration to be paid to the holders of shares of Class A Common Stock and Class B-1 Common Stock (other than Parent or any affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of the aforementioned opinion letter to Parent solely for informational purposes.

Section 3.23. State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.8, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 3.24. Related Party Transactions. Except as set forth in the Company SEC Documents, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.

Section 3.25. Finders and Brokers. Other than Goldman Sachs & Co. LLC, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger; provided that any amounts due to Goldman Sachs & Co. LLC upon or as a result of the consummation of the Merger shall be paid immediately prior to the Closing. A true and complete copy of the engagement letter with Goldman Sachs & Co. LLC has been made available to Parent prior to the date hereof.

Section 3.26. No Other Representations. Except for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 7.3(c), the Company acknowledges that none of Parent or Merger Sub or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 7.3(c). Without limiting the generality of the foregoing, the Company acknowledges that, except as may be expressly provided in Article IV and the certificate delivered pursuant to Section 7.3(c), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to the Company, any of its Representatives or any other Person. Notwithstanding the foregoing, nothing in this Agreement shall limit the ability of the Company to bring a claim or cause of action against any Person in the case of Fraud by such Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as disclosed in (x) any registration statements, forms, statements, schedules, exhibits, documents and reports filed or furnished by Parent with or to the SEC since September 30, 2023 and publicly available prior to the date of this Agreement (but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Parent and Merger Sub represent and warrant to the Company as set forth below.

Section 4.1. Qualification, Organization, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and Merger Sub is a direct, wholly owned Subsidiary of Parent. Except as would not be material to Parent and Parent Subsidiaries, taken as a whole, each Parent Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, Merger Sub and the other Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2. Corporate Authority.

(a) Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Merger. The execution and delivery of this Agreement, the performance of Parent’s and Merger Sub’s obligations under this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the performance of Parent’s or Merger Sub’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except, with respect to the Merger, for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(b) No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement.

(c) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, is enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

Section 4.3. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Act, (iii) the Exchange Act, including the filing and mailing of the Information Statement with the SEC and any amendments or supplements thereto (iv) applicable state securities, takeover and “blue sky” laws, (v) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Regulatory Laws set forth on Section 3.4(a) of the Company Disclosure Letter, (vi) any applicable requirements of the NYSE, and (vii) any facility security clearance of the Company or any Company Subsidiary, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent and Merger Sub of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, except as described in Section 4.3(a), the performance and the consummation of the Transactions and compliance with the provisions hereof will not, (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the certificate of incorporation and bylaws of Parent as amended to the date hereof or the organizational or governing documents of Merger Sub or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4. Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to, individually or in the aggregate, cause a Parent Material Adverse Effect.

Section 4.5. Information Supplied. The information relating to Parent and the Parent Subsidiaries to the extent supplied by or on behalf of Parent and the Parent Subsidiaries to be contained in, or incorporated by reference in, the Information Statement will not, at the date the Information Statement is first mailed to the Company Stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Information Statement, which information or statements were not supplied by or on behalf of Parent or Merger Sub.

Section 4.6. Sufficient Funds. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(d), Parent will have at the Closing access to all of the funds that are necessary for it to pay the aggregate Per Share Merger Consideration and consummate the Transactions, and to perform its obligations under this Agreement.

Section 4.7. Finders and Brokers. Other than J.P. Morgan Securities LLC, neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Merger.

Section 4.8. Stock Ownership. Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.9. No Other Representations. Except for the representations and warranties contained in Article III and the certificate delivered pursuant to Section 7.2(d), each of Parent and Merger Sub acknowledges that none of the Company, any of its Representatives or any other Person makes, and each of Parent and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent, Merger Sub or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III and the certificate delivered pursuant to Section 7.2(d). Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that, except as may be expressly provided in Article III and the certificate delivered pursuant to Section 7.2(d), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, Merger Sub, any of their respective Representatives or any other Person. Notwithstanding the foregoing, nothing in this Agreement shall limit the ability of Parent or Merger Sub to bring a claim or cause of action against any Person in the case of Fraud by such Person.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 5.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except as set forth in Section 5.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (with respect to actions otherwise prohibited by clauses (i) (with respect to the organizational documents of any Company Subsidiary only), (ix), (x), (xi), (xii), (xiii), (xv), (xvi), (xvii), (xx) and (xxii) (or (xxv) with respect to any of the foregoing) of Section 5.1(b) only, such consent not to be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, use reasonable best efforts to (i) conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) preserve intact its and their present business organizations, goodwill and ongoing businesses, (iii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause or due to resignation) and (iv) preserve its and their relationships with customers, suppliers, vendors, resellers, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations (it being agreed by the Parties that with respect to the matters specifically addressed by any provision of Section 5.1(b), such specific provisions shall govern over the more general provisions of this Section 5.1(a)); and (b) shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i) amend, modify, waive, rescind, change or otherwise restate the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or organizational documents;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than dividends or distributions made by any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary), or enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to, any of its capital stock or other equity interests or securities;

(iii) split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (A) the acceptance of shares of Class A Common Stock as payment of the exercise price of Company Options or for withholding Taxes in respect of Company Equity Awards, in each case in accordance with past practice and the terms of such Company Equity Awards, or (B) any such transaction by a wholly owned Company Subsidiary which remains a wholly owned Company Subsidiary after consummation of such transaction;

(iv) issue, deliver, grant, sell, pledge, modify, transfer, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, modification, transfer, disposition or encumbrance of, directly or indirectly, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan (except pursuant to the express terms of any Company Equity Award), other than (A) issuances of Class A Common Stock in respect of any exercise of Company Options outstanding on the date hereof or the vesting and settlement of Company Equity Awards outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) issuance of shares of Class A Common Stock pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Equity Awards in order to satisfy Tax withholding obligations, (C) issuances of Class A Common Stock in respect of any options outstanding under the Company ESPP in respect of any Current ESPP Offering Periods or granted under any future Company ESPP offering periods, (D) pledges of capital stock, voting securities or other equity interests of the Company Subsidiaries (or any of the aforementioned items related thereto) pursuant to the Company Credit Agreement and the loan and security documents related thereto, which pledges are terminated and released at or prior to the Effective Time or (E) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(v) except as required by any Company Benefit Plan in existence as of the date hereof, (A) increase the compensation, bonus, incentive compensation, severance, termination pay or other benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors, (B) pay, grant or award, or commit to pay, grant or award, any bonuses, retention or incentive compensation, including any Company Equity Awards, to any of its directors, officers, employees or individual independent contractors, (C) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement), except for (x) any amendments to health and welfare plans in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (v) and do not materially increase the cost to the Company of maintaining such Company Benefit Plan or the benefits provided thereunder and (y) entry into at-will offer letters that do not provide for severance or change-in-control (or term of similar import) entitlements, (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (E) make any contributions or payments to any rabbi trust or other similar funding vehicle with respect to any Company Benefit Plan, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which such contributions are determined, except as may be required by GAAP, (G) loan or advance money or other property to any directors, officers, employees or individual independent contractors (other than advances for reimbursable employee expenses in the ordinary course of business and in accordance with the Company’s expense reimbursement policies and loans made under a Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code), (H) terminate the employment of any employee at the level of Vice President or above, other than for cause, (I) (x) promote any employee to the level of Vice President or above or (y) hire any new employees or engage any individual independent contractor at or above the level of Vice President or with annual base salary or wages exceeding $350,000, except for new hires of non-officer employees below the level of Vice President that do not materially deviate from the Company’s hiring plan as previously provided to Parent (other than replacement hires or replacement promotions), (J) enter into a Contract or relationship with a professional employer organization, or (K) form or otherwise establish any employing entity in any country that does not currently have an employing entity;

(vi) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) acquisitions of assets in the ordinary course of business consistent with past practice, or (C) transactions involving an amount up to $10,000,000 of cash consideration in the aggregate that would not reasonably be expected to materially delay, impede or prevent the consummation of the Transactions on or before the Outside Date;

(vii) merge or consolidate the Company or any Company Subsidiary with any Person or liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice pursuant to any advancement obligations under the Company Governing Documents or indemnification agreements with directors or officers of the Company or its Subsidiaries in existence on the date of this Agreement set forth on Section 6.4(a) of the Company Disclosure Letter, or (C) capital contributions to or investments in wholly owned Company Subsidiaries;

(ix) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or the Company Subsidiaries), or enter into any Contract requiring any of the foregoing, except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (B) non-exclusive licenses of Company Intellectual Property or Company Products entered into in the ordinary course of business consistent with past practice with customers or resellers of the Company or the Company Subsidiaries in connection with Company Product and (C) pursuant to transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(x) terminate or materially amend or modify any written policies or procedures with respect to (A) the use or distribution by the Company or any Company Subsidiary of any open source Software or (B) the use by or for the Company or any Company Subsidiary of AI Systems, except to comply with applicable Law;

(xi) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract of the types referred to in clause (i), (ii), (iii), (v), (viii), (xii), (xiii), (xvi) or (xviii) of Section 3.17, (B) (1) materially (x) modify, (y) amend, (z) extend or terminate any Material Contract (other than renewals and non-renewals occurring in the ordinary course of business consistent with past practice), (2) waive, release or assign any material (x) rights or (y) claims thereunder, in the case of this clause (2) other than in the ordinary course of business consistent with past practice or (C) materially adversely modify or amend or terminate, or waive or release or assign any material rights under any Material Government Bid;

(xii) except in accordance with the Company’s capital budget set forth on Section 5.1(b)(xii) of the Company Disclosure Letter, make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

(xiii) commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any threatened or pending claim, litigation, investigation or Proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any claim, litigation or proceeding that is not brought by Governmental Entities and that: (A) is for an amount not to exceed, for any such compromise or settlement individually, $1,000,000, or in the aggregate, $3,000,000, (B) does not impose any injunctive relief on the Company and the Company Subsidiaries and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Parent or any Parent Subsidiaries (including, following the Effective Time, the Company and the Company Subsidiaries) and (C) does not provide for the license of any Intellectual Property or the termination, modification or amendment of any license of Intellectual Property;

(xiv) change the Company’s fiscal year or make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or Regulation S-X of the Exchange Act;

(xv) amend or modify in any material respect any Privacy Statement of the Company or any Company Subsidiary;

(xvi) (A) make, change or revoke any material Tax election, other than in the ordinary course of business, (B) adopt or change any annual Tax accounting period or material method of Tax accounting, (C) amend any material Tax Return, (D) except as required by Law, file any material Tax Return that is inconsistent in any material respect with a previously filed material Tax Return of the same type for a prior taxable period (taking into account any amendments prior to the date hereof), (E) settle or compromise any material Tax audit, claim or other proceeding relating to Taxes for an amount in excess of any amount accrued or reserved therefor in the Company SEC Documents, (F) enter into any material “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) or any material advance pricing arrangements or agreements with a Tax authority under any U.S. federal, state, local or non-U.S. Law, (G) surrender any right to claim a material refund of Taxes, (H) request a private letter ruling from the IRS or a comparable ruling from any other Tax authority, in each case, with respect to any material amount of Taxes, or (I) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (other than in connection with automatic extensions of time to file Tax Returns);

(xvii) redeem, repurchase, repay, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), in each case except for (A) the incurrence and repayment of any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries, in each case in the ordinary course of business, (B) the incurrence of Indebtedness in the form of revolving loans (including swingline loans) and letters of credit under the Company Credit Agreement made in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $35,000,000 (and the repayment of such revolving loans) and (C) scheduled repayments, mandatory repayments and prepayments, and payments at maturity of Indebtedness for borrowed money, in each case as required pursuant to the terms of such Indebtedness for borrowed money as in effect on the date of this Agreement;

(xviii) enter into any transactions or Contracts with any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xix) fail to use commercially reasonable efforts to maintain the Company’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of the Company and the Company Subsidiaries;

(xx) (A) (i) acquire any real property or (ii) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) that if in existence as of the date hereof would constitute a Material Contract, (B) materially modify or amend or exercise any right to renew any Company Lease that is a Material Contract (other than entering into an amendment or extension agreement to extend the term of a Company Lease in accordance with its terms), or waive any material term or condition thereof or grant any material consents thereunder, or (C) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, other than Permitted Liens, in the case of each of clauses (B) and (C), other than in the ordinary course of business consistent with past practice;

(xxi) convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xxii) other than in the ordinary course of business consistent with past practice, abandon, withdraw, suspend, abrogate, terminate or modify, amend or waive in any material respect any right under any material Company Permit;

(xxiii) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxiv) forgive any material loans or advances to any officers, employees, directors or other individual service providers of the Company or any Company Subsidiary, or any of their respective affiliates, or change their respective existing borrowing or lending arrangements for or on behalf of any of such Persons in accordance with an employee benefit plan or otherwise, except in the ordinary course of business in connection with (A) relocation activities to any employees of the Company or any Company Subsidiary or (B) expense or indemnification reimbursement pursuant to any advancement obligations under the Company Governing Documents or indemnification agreements with directors or officers of the Company or its Subsidiaries in existence on the date of this Agreement set forth on Section 6.4(a) of the Company Disclosure Letter; or

(xxv) agree, commit or authorize, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

Any covenant of the Company to cause the Company Subsidiaries to take or refrain from taking any actions under this Section 5.1 shall, with respect to each Minority Investment Entity, be deemed to be a covenant of the Company to use reasonable best efforts, in each case, solely to the extent consistent with applicable fiduciary and legal duties, to cause such Minority Investment Entity, as applicable, to take or refrain from taking such action, which efforts shall be limited to the exercise of management, voting, consent or similar rights available to the Company or any Company Subsidiary under any existing organizational document or other Contract with respect to such Minority Investment Entity, as applicable.

Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2. No Solicitation by the Company.

(a) Except as expressly permitted by this Section 5.2, from and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company agrees that it shall not, and shall cause the Company Subsidiaries, and its and their respective officers, directors and employees not to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to not, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would reasonably be expected to lead to an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any Acquisition Proposal; (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or resolve or agree to take any such action; (v) if an

Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal and reaffirm the Company Board Recommendation (provided, that the Company shall not be required to reaffirm more than once per Acquisition Proposal unless the terms of such Acquisition Proposal change in any material respects and such change is publicly announced or disclosed) within ten (10) Business Days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal); (vi) include any adverse amendment, withdrawal, alteration, modification or qualification of the Company Board Recommendation in any legally required disclosure to the Company Stockholders with regard to an Acquisition Proposal; (vii) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.2) (a “Company Acquisition Agreement”); (viii) call or convene a meeting of the Company Stockholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Transactions or (ix) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii), (viii) and/or (ix) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi), (vii) or (viii)), a “Change of Recommendation”). The Company shall, and shall cause the Company Subsidiaries and its and their respective officers, directors and employees to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to, immediately cease any and all solicitation, encouragement, discussions or negotiations with any persons (or provision of any information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) Business Days following the date hereof), the Company shall (A) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to an acquisition of the Company or any portion thereof by such person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of this Section 5.2) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 5.2. For purposes of this Section 5.2, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. Notwithstanding the limitations set forth in this Section 5.2(a), if the

Company receives, prior to 4:00 p.m., Pacific Time, on the calendar day after the date of this Agreement (the “Window Shop End Date”) a bona fide written Acquisition Proposal that did not result from a breach of this Section 5.2, the Company and the Company Subsidiaries and the Company’s Representatives may contact the Person or any of its Representatives who has made such Acquisition Proposal to clarify (and not to negotiate) the material terms and conditions of such Acquisition Proposal so that the Company may inform itself about such Acquisition Proposal. For the avoidance of doubt, any violation of the restrictions set forth in this Section 5.2 by (x) a Company Subsidiary, (y) a director, officer or employee of the Company or any Company Subsidiary or (z) any other Representatives acting at the direction of the Company or any Company Subsidiary shall be a breach of this Section 5.2 by the Company. In addition, Parent acknowledges and agrees that any determination made by the Company Board of Directors prior to the Window Shop End Date pursuant to this Section 5.2 with respect to whether the taking of any action (or failure to take any action) would be reasonably likely to violate the directors’ fiduciary duties under applicable Law shall be deemed to be made, solely for such purposes, on the basis that the Principal Stockholders Written Consent shall not have then been delivered or become effective.

(b) Notwithstanding the limitations set forth in Section 5.2(a), if the Company receives, prior to the Window Shop End Date, a bona fide, written Acquisition Proposal that did not result from a breach of this Section 5.2, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors (i) constitutes a Superior Proposal or (ii) would reasonably be expected to result in a Superior Proposal and, in each case, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, then in either event the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the person making such Acquisition Proposal and its Representatives, if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal.

(c) The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the Company’s or any of its controlled affiliates’ or its or their respective Representatives’ receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Acquisition Proposal. Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals, correspondence or offers, including proposed agreements received by the Company or its Representatives relating to such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 5.2, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and promptly (and in any event within twenty-four (24) hours) provide to Parent copies of all proposals, offers and proposed agreements relating to an Acquisition Proposal received by the Company or its Representatives or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting the Company’s other obligations under this Section 5.2, the Company shall promptly provide (and in any event within twenty-four (24) hours) to Parent any material nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(b). Unless this Agreement has been validly terminated pursuant to Section 8.1, the Company shall not take any action to exempt any person other than Parent or Merger Sub from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that after the date hereof it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.2.

(d) Notwithstanding anything in this Section 5.2 to the contrary, but subject to Section 5.2(e), at any time prior to the Window Shop End Date, the Company Board of Directors may make a Change of Recommendation, and cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(h) in order to enter into a definitive agreement providing for an Acquisition Proposal received after the date of this Agreement (which, for the avoidance of doubt, did not result from a breach of this Section 5.2 and such Acquisition Proposal is not withdrawn) if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors that such Acquisition Proposal constitutes a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that failure to take such action would violate the directors’ fiduciary duties under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 8.1.

(e) Prior to the Company taking any action permitted under Section 5.2(d), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day), the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day) the Company Board of Directors again makes the determination under Section 5.2(d) (after in good faith taking into account the amendments proposed by Parent). With respect to this Section 5.2(e), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 5.2(c) and the applicable four (4) Business Day period shall be extended until at least three (3) Business Days after the time that Parent receives notification from the Company of each such revision, and the Company Board of Directors shall not take any such action permitted under Section 5.2(d) prior to the end of any such period (which period shall expire at 11:59 p.m., Pacific Time, on the applicable day) as so extended in accordance with the terms of this Section 5.2(e).

(f) Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to the Company Stockholders with regard to an Acquisition Proposal, which actions, in the case of clauses (i)–(iii), shall not constitute or be deemed to constitute a Change of Recommendation so long as any such disclosure (x) includes a reaffirmation, and does not include any adverse amendment, withdrawal, alteration, modification or qualification, of the Company Board Recommendation and (y) does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation. For the avoidance of doubt, (1) this Section 5.2(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 5.2(d) and Section 5.2(e) and (2) a factually accurate statement by the Company or the Company Board of Directors (or a committee thereof) that describes the receipt of an Acquisition Proposal, that no position has been taken by the Company or the Company Board of Directors (or a committee thereof) as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto, shall not constitute a Change of Recommendation.

Section 5.3. Written Consents; Preparation of Information Statement.

(a) In accordance with applicable Laws, including Section 228 of the DGCL, and the Company Governing Documents, immediately after the execution of this Agreement and in lieu of calling a meeting of the Company Stockholders, the Company shall use its reasonable best efforts to obtain as promptly as practicable the Written Consents. Immediately upon receipt of the Written Consents, the Company will provide Parent with a copy of such Written Consents. In connection with the Written Consents, the Company shall take all actions necessary or advisable to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Company Governing Documents.

(b) As promptly as practicable (but in any event not later than twenty (20) Business Days) following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC an information statement of the type contemplated by Rule 14c–2 under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”) containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Principal Stockholders Written Consent, the Merger and the Transactions, (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Information Statement and any amendment or supplement thereto (and to review and comment on any comments of the SEC or its staff on the Information Statement or any amendment or supplement thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. The Company shall notify Parent promptly upon the receipt of any material comments (whether written or oral) from the SEC and of any request (whether written or oral) by the SEC for material amendments or supplements to the Information Statement and shall promptly supply Parent with copies of all such comments, requests and any other written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Information Statement, to the extent permitted by applicable Law.

(c) The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Information Statement and to resolve such comments with the SEC and cause the Information Statement to be filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act, and shall use its reasonable best efforts to cause the Information Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable after (and in any event not later than three (3) Business Days) the earliest to occur of (i) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iii) expiration of the ten (10) day period after filing the preliminary Information Statement with the SEC, in the event the Company has not received notice from the SEC of its intent to review the Information Statement prior to such expiration time.

(d) Each of the Company and Parent shall provide to the other all information concerning such Party as may be reasonably requested by the other Party in connection with the preparation, filing and distribution of the Information Statement and shall otherwise assist and cooperate with the Company in the preparation of the Information Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall promptly correct any information with respect to it or provided by it for use in the Information Statement if and to the extent, in the absence of such a correction, the Information Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall disseminate such correction to the Company Stockholders in an amendment or supplement mutually acceptable to Parent and the Company. The Company agrees that the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and that, at the time it is filed with the SEC, at the time it is first mailed to the Company Stockholders or at the time of any amendment or supplement thereof, the Information Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements included or incorporated by reference in the Information Statement based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. Parent agrees that none of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the time it is filed with the SEC or at the time it is first mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Access; Confidentiality; Notice of Certain Events.

(a) From the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business), and during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (solely for purposes of consummating the Transactions and for reasonable transition and integration planning). Notwithstanding the foregoing, the Company shall not be required by this Section 6.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with (or a Contract’s confidentiality obligations to) a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good-faith judgment of the Company, would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good-faith judgment of the Company, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney-client, attorney work product or other legal privilege). Notwithstanding the foregoing, the Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive information provided to the Parent and Parent’s Representatives as “outside counsel only,” and any such materials designated as “outside counsel only” and the information contained therein shall be given only to outside counsel of Parent and will not be disclosed by such outside counsel to employees, officers or directors of Parent and its affiliates unless advance, express permission is given by the Company.

(b) Each of the Company and Parent will hold, and will cause their respective Representatives and affiliates to hold, any nonpublic information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement; provided that notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information and any other nonpublic information obtained by Parent, Merger Sub or their respective Representatives from or on behalf of the Company may be disclosed (i) to prospective lenders, underwriters, initial purchasers, dealer managers, agents and other actual and potential financing sources during syndication and marketing of any financing of Parent, Merger Sub or their respective Subsidiaries, subject (in the case of non-public information) to customary confidentiality undertakings (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies.

(c) The Company shall give prompt notice to Parent and Parent shall give prompt written notice to the Company (subject to Section 6.2(b)) (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Transactions, including the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger and (ii) of any legal proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries, affiliates, directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Merger or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder; provided, further, that either Party’s obligations, actions or inactions pursuant to this Section 6.1(c), in each case in and of themselves, shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.2(b) or Section 7.3(b), as applicable, has been satisfied.

Section 6.2. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Merger, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Entity and/or any third party in order to consummate the Transactions, including the Merger, and (ii) taking all actions and steps as may be necessary, subject to the limitations in this Section 6.2, to obtain (and cooperating with each other in obtaining) all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals, including defending through litigation on the merits any claim asserted in court by any Governmental Entity to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the Outside Date. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within twenty (20) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable and (y) make all other necessary or advisable filings as promptly as reasonably practicable after the date hereof, and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under any Regulatory Laws. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Regulatory Laws of the jurisdictions contemplated by Section 7.1(c) of the Company Disclosure Letter, (1) Parent, Merger Sub and their respective Subsidiaries will (and will direct the Company and its Subsidiaries to) and (2) the Company and its Subsidiaries will, solely to the extent directed by Parent, offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company or any Company Subsidiary, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company or any Company Subsidiary in any manner, or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company or any Company Subsidiary. Notwithstanding anything in this Agreement to the contrary, Parent, the Company and their respective Subsidiaries will not be required, either pursuant to this Section 6.2(a) or otherwise, to offer, negotiate, commit to, effect or otherwise take any action that would reasonably be expected to, individually or in the aggregate, (x) impact Parent, the Company or their respective Subsidiaries in an adverse manner or amount that is material relative to the value of the Company and the Company Subsidiaries, taken as a whole or (y) have any impact on any asset, business (or portions thereof), product lines or product of Parent or any Parent Subsidiary (excluding any asset, business (or portions thereof), product lines or product of the Company and its Subsidiaries) or (z) with respect to the actions in clauses (B) and (C) of the prior sentence, materially reduce the reasonably anticipated benefits to Parent and its Subsidiaries, taken as a whole (including anticipated synergies) of the transactions contemplated by this Agreement (each of clauses (x), (y) and (z), a “Burdensome Condition”); provided that if requested by Parent, the Company and its Subsidiaries will become subject to, consent to or offer or agree to, and otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs; provided, further, that in no event shall Parent, the Company or their respective Subsidiaries be required to propose, negotiate, commit to or effect any action with respect to, any such requirement, condition, limitation, understanding, agreement or order unless such action is conditioned upon the consummation of the Merger.

(b) Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act or any other Regulatory Law(s), to the extent not prohibited by applicable Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications (or, in the case of oral communications, advise the other Party of such communications), and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)–(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “Antitrust Counsel Only Material,” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel. Notwithstanding anything in this Agreement to the contrary, but without limiting Parent’s and Merger Sub’s obligations set forth in this Section 6.2, Parent shall, on behalf of the Parties, control and direct all communications and strategy in dealing with any Governmental Entity under the HSR Act or other Regulatory Laws; provided that Parent shall consider in good faith the views and comments of the Company and its outside counsel with respect to such communications and strategies.

(c) Without limiting the generality of Section 6.2(a) and Section 6.2(b), Parent and Merger Sub shall not, and Parent shall cause each of its Subsidiaries not to, directly or indirectly, acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any Person (or any business or division thereof) that would reasonably be expected to prevent (or that would reasonably be expected to materially increase the risk of preventing) (A) any waiting period (or extensions thereof) applicable to the Transactions under the HSR Act from expiring or terminating prior to the Outside Date or (B) Parent or Merger Sub from obtaining, prior to the Outside Date, any of the required pre-closing approvals, consents, waivers or clearances applicable to the Transactions under any Regulatory Laws of the jurisdictions contemplated by Section 7.1(c) of the Company Disclosure Letter.

(d) In connection with and without limiting the foregoing, in the event that Parent requests the Company to do so, the Company shall give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions, including the Merger. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (which for the avoidance of doubt does not apply to any consents under Regulatory Laws governed by the remainder of this Section 6.2) (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified by Parent or (ii) subject to the occurrence of the Closing).

Section 6.3. Publicity. From and after the date hereof until the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Merger, the other Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (i) the Parties shall not be required by this Section 6.3 to provide any such review or opportunity to comment to, or obtain the consent of, the other Party relating to any dispute between the Parties relating to this Agreement; (ii) each Party may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3 or make statements regarding the actual or expected financial impact (including earnings guidance) of the Transactions on such Party; and (iii) the obligations set forth in this Section 6.3 shall not apply to any communication regarding an Acquisition Proposal in accordance with Section 5.2(f) or a Change of Recommendation in accordance with Section 5.2(a).

Section 6.4. D&O Insurance and Indemnification.

(a) For six (6) years from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such Indemnified Party serving as an officer, director or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company’s or the Company Subsidiaries’ respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement as set forth on Section 6.4(a) of the Company Disclosure Letter and provided to Parent prior to the date of this Agreement shall survive the Transactions, including the Merger, and shall continue in full force and effect in accordance with the terms thereof; provided that, for the avoidance of doubt, such indemnification agreements shall survive the Closing only with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) and shall not apply to any acts or omissions occurring after the Effective Time. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) subject to Section 6.4(a), any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers and directors and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions).

(c) At or prior to the Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount. The Company and Parent shall in good faith cooperate with each other prior to the Closing with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 6.4, each of whom may enforce the provisions thereof.

Section 6.5. Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions.

Section 6.6. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Merger Sub under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 6.7. Employee Matters.

(a) Parent shall assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended or terminated as permitted pursuant to the terms of such Company Benefit Plans and this Agreement. Effective as of the Effective Time and for a period of twelve (12) months thereafter, Parent shall provide to each employee of the Company and Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (the “Continuing Employees”), (i) on target earnings, consisting of base pay or wage rate, as applicable, and target incentive cash compensation opportunities, that are no less favorable in the aggregate than those in effect for such Continuing Employee immediately prior to the Closing, (ii) employee benefits (including retirement, health and welfare benefits, but excluding cash bonuses (which are covered in clause (i) above) and equity incentive opportunities) that are, in the aggregate, in Parent’s reasonable discretion, either (A) no less favorable to such Continuing Employee than those in effect for such Continuing Employee immediately prior to the Closing or (B) no less favorable than those in effect for similarly situated employees of Parent and its Subsidiaries and (iii) severance entitlements that are no less favorable than those in effect for similarly situated employees of Parent and its Subsidiaries, except as otherwise provided in Section 6.7(a) of the Company Disclosure Letter.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits, for purposes of any pension plan or for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time (other than any administrative delays in connection with any transition to Parent’s tax qualified defined contribution plan), in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Continuing Employee participated immediately prior to the Effective Time and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If, at least ten (10) Business Days prior to the Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s

Board of Directors at least two (2) Business Days prior to the day on which the Effective Time occurs; provided that, prior to amending or terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions or amendments for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). If the Company 401(k) plan is terminated pursuant to this Section 6.7(c), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan.

(d) Following the date hereof, the Parties shall, and shall cause their respective affiliates to, cooperate and use good faith efforts in all matters reasonably necessary for employee, compensation and benefits integration planning, including exchanging information and data relating to employees, organizational structure, compensation and employee benefits, and distributing communications to the employees of the Company and the Company Subsidiaries. Prior to the Closing, Parent shall be provided the opportunity and a reasonable period of time to review and comment on any broad-based or otherwise material employee notices or communication materials (including website postings) regarding the transactions contemplated by this Agreement from the Company or the Company Subsidiaries to the employees of the Company or the Company Subsidiaries, including broad-based or otherwise material notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment after the Closing prepared by the Company or the Company Subsidiaries prior to their distribution, such communications shall be in a form mutually and reasonably agreed in good faith by Parent, and the Company and the Company Subsidiaries shall reflect any reasonable comments promptly received from Parent. If Parent does not provide the Company with comments within two (2) Business Days of receipt of such draft communications, the Company may proceed with disseminating the communications.

(e) The Company shall use commercially reasonable efforts to terminate all Contracts, arrangements or relationships between the Company or any Company Subsidiary, on the one hand, and any professional employer organization, on the other hand, effective as of the Closing Date.

(f) Nothing in this Agreement shall confer upon any employee (including any Continuing Employee), officer, director or other individual service provider any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any employee, officer, director or other individual service provider at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub, (ii) create any third party rights in any Continuing Employee or other current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof) or (iii) alter or limit the right of Parent, the Company, the Surviving Corporation or any of their Subsidiaries or affiliates to amend, modify or terminate any Company Benefit Plan, Old Plan, New Plan or any other compensation or benefit plan, program, policy, agreement or arrangement on or after the Effective Time.

Section 6.8. Rule 16b-3. Prior to the Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9. Stockholder Litigation. The Company shall provide Parent prompt notice (and in any event within forty-eight (48) hours) of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Merger or any of the other Transactions or this Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Corporation and its Subsidiaries) or which imposes an injunction or other equitable relief on the Company, Parent or any of their affiliates (including, after the Effective Time, the Surviving Corporation and its Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 6.2, the provisions of this Section 6.9 shall control.

Section 6.10. Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Class A Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the Effective Time.

Section 6.11. Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations in a form reasonably acceptable to Parent executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 6.12. Treatment of Company Indebtedness. The Company shall (and shall cause the Company Subsidiaries to) deliver all notices and take all other actions required to facilitate at or prior to the Effective Time the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations outstanding thereunder, the release of all Liens securing such obligations, and the release of all guarantees in connection therewith (such termination, repayment and releases, the “Credit Facility Termination”). In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, (A) use reasonable best efforts to deliver to Parent at least five (5) Business Days prior to the

Closing Date, a draft payoff letter and draft related release documentation and (B) deliver to Parent at least one (1) Business Day prior to the Closing Date, an executed payoff letter and executed related release documentation (which release documentation, for the avoidance of doubt, shall not be required to be effective until the Payoff Time (as defined below)), in each case, with respect to the Company Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type, from the agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that all guarantees and Liens granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter (the “Payoff Time”), be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 6.12 require the Company or any of the Company Subsidiaries to cause the Credit Facility Termination to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or the Company Subsidiaries funds (or Parent has directed the Company or any of the Company Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Company Credit Agreement. At Parent’s request, the Company will, and will cause the Company Subsidiaries to, use reasonable best efforts to make its and their available cash available to be used on the Closing Date to fund any payments designated by Parent to be made on or after such date.

Section 6.13. FIRPTA. At or prior to Closing, the Company shall deliver to Parent (with a copy to the Paying Agent) (A) a duly executed certificate in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that the Company was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and (B) a notice to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Information Statement. At least twenty (20) calendar days shall have elapsed since the Company mailed to the Company Stockholders the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

(c) Government Consents. (i) The waiting period (or extensions thereof), and any commitments not to close before a certain date under a timing agreement entered into with Governmental Entities, applicable to the consummation of the Merger under the HSR Act relating to the Transactions shall have expired, been terminated or otherwise waived and (ii) all applicable filings, registrations, waiting periods (or extensions thereof) and approvals and clearances under each other applicable Regulatory Law of the jurisdictions contemplated by Section 7.1(c) of the Company Disclosure Letter shall have been made, expired, terminated or obtained, as the case may be, and remain in effect, without the imposition, individually or in the aggregate, of a Burdensome Condition.

(d) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time or (ii) issued or granted any order, injunction, decree or ruling (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time, in each case, which has the effect of (x) restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or (y) imposing a Burdensome Condition, unless agreed to in writing by Parent.

Section 7.2. Conditions to Obligations of Parent. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a) Representations and Warranties. (A) The representations and warranties of the Company set forth in Section 3.1(a) (other than the last sentence thereof) (Qualification, Organization, Subsidiaries, etc.), the first sentence of Section 3.1(b) (Qualification, Organization, Subsidiaries, etc.), Section 3.3 (Corporate Authority), Section 3.22 (Opinion of Financial Advisor), Section 3.23 (State Takeover Statutes; Anti-Takeover Laws) and Section 3.25 (Finders and Brokers) (x) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (y) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 3.2(a) (Capitalization), Section 3.2(c) (Capitalization), Section 3.2(d) (Capitalization) and Section 3.2(e) (Capitalization) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of the Company set forth in Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing; and (D) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Closing.

(c) No Company Material Adverse Effect. A Company Material Adverse Effect shall not have, individually or in the aggregate, occurred on or after the date of the Agreement and be continuing as of immediately prior to the Closing.

(d) Company Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer, chief financial officer or another executive officer of the Company certifying that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) has been satisfied.

Section 7.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. (A) The representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Qualification, Organization, etc.), Section 4.2 (Corporate Authority) and Section 4.7 (Finders and Brokers) (x) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (y) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and (B) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) as of the date hereof and as of the Closing as if made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (B), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Closing.

(c) Parent Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer, chief financial officer or another executive officer of Parent certifying that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) has been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time before the Closing, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by the Company, in the event that (i) Parent and/or Merger Sub shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement or (ii) any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate, in either case of clause (i) or (ii) in a manner that would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent or Merger Sub, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c);

(c) by Parent, in the event that (i) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (ii) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clause (i) or (ii) in a manner that would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(d) by either Parent or the Company if the Closing has not occurred on or before May 26, 2026 (as such date may be extended or amended pursuant to this Section 8.1(d), the “Outside Date”); provided that (i) if, on the Outside Date, all of the conditions to Closing, other than the conditions set forth in Section 7.1(c) and Section 7.1(d) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Regulatory Law) and those conditions that by their nature are to be satisfied at Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), shall have been satisfied or waived, then the Outside Date shall automatically be extended one (1) time for all purposes hereunder for an additional three (3) months, which date shall thereafter be deemed to be the Outside Date and (ii) on the Outside Date as so extended pursuant to clause (i) of this Section 8.1(d), all of the conditions to Closing, other than the conditions set forth in Section 7.1(c) and Section 7.1(d) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Regulatory Law) and those conditions that by their nature are to be satisfied at Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), shall have been satisfied or waived, then the Outside Date shall automatically be extended one (1) additional time for all purposes hereunder for an additional three (3) months, which date shall thereafter be deemed to be the Outside Date; provided, further, notwithstanding the foregoing provisions of this Section 8.1(d), Parent and the Company may mutually agree in writing to amend the Outside Date to any other date as agreed; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Transactions to be consummated by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e) by Parent, prior to the Window Shop End Date, if (i) the Company Board of Directors shall have effected a Change of Recommendation (whether or not in compliance with this Agreement), or (ii) the Company has willfully and materially breached Section 5.2;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions or any Law that permanently makes consummation of the Transactions illegal or otherwise prohibited shall be in effect;

(g) by Parent, if the Written Consents, duly executed by the Principal Stockholders and the Class B-2 Stockholder, as applicable, shall not have been delivered to Parent and the Company by 4:00 p.m., Pacific Time, on May 27, 2025; or

(h) prior to the Window Shop End Date, by the Company in order to effect a Change of Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with the terms of Section 5.2, and (ii) substantially concurrently with or prior to (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee.

Section 8.2. Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for Fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement, (i) “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement and (ii) “Fraud” shall mean common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.

(b) Termination Fees.

(i) If (x) this Agreement is terminated (I) by Parent or the Company pursuant to Section 8.1(d) or (II) by Parent pursuant to Section 8.1(f) (with respect Section 8.1(f), solely to the extent that any such injunction, order, decree or ruling is in respect of, or any such Law relates to, the HSR Act or any other applicable Regulatory Law), and (y) on the date of such termination all of the conditions to the Closing set forth in Article VII are satisfied or duly waived (other than those conditions that by their nature are to be satisfied at Closing, each of which is capable of being satisfied at the Closing if the Closing were to take place on such date), other than the conditions set forth in Section 7.1(c) or Section 7.1(d) (with respect to Section 7.1(d), solely to the extent that any such injunction, order, decree or ruling is in respect of, or any such Law relates to, (I) the HSR Act or any applicable Regulatory Law, (II) the Company has irrevocably waived in writing the conditions set forth in Section 7.1(d) with respect to such injunction, order, decree, ruling or Law and irrevocably confirmed in writing to Parent that it is ready, willing and able to consummate the Closing and (III) Parent fails to effect the Closing within five (5) Business Days following delivery of such confirmation), then Parent shall pay a fee of $363,000,000 in cash (the “Regulatory Termination Fee”) within two (2) Business Days after such termination. In the event any amount is payable to the Company pursuant to this clause (i), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company. For the avoidance of doubt, in no event shall Parent be obligated to pay the Regulatory Termination Fee on more than one occasion.

(ii) If (A) Parent terminates this Agreement pursuant to Section 8.1(c) or Section 8.1(g) as a result of a breach, failure to perform or violation described in such Section that (except with respect to a breach of Section 5.2(a)) first occurred following the making of an Acquisition Proposal of the type referenced in the following clause (B), (B) after the date hereof and prior to the date of such termination (or prior to the Window Shop End Date in the case of termination pursuant to Section 8.1(g)), a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise made known to the Company Board of Directors or the Company’s management, and in each case, is not withdrawn (publicly, if publicly disclosed) at least three (3) Business Days prior to the date of such termination and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement with respect to an Acquisition Proposal is entered into, then on or prior to the date that is the earlier of (x) the date any such Acquisition Proposal is consummated and (y) the date of entry in any such definitive agreement, the Company shall pay to Parent a fee of $253,000,000 in cash (the “Termination Fee”). Solely for purposes of this Section 8.2(b)(ii), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(iii) If Parent terminates this Agreement pursuant to Section 8.1(e) or Section 8.1(g), within two (2) Business Days after such termination, the Company shall pay to Parent the Termination Fee.

(iv) If the Company terminates this Agreement pursuant to Section 8.1(h), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay to Parent the Termination Fee.

(v) In the event any amount is payable by the Company pursuant to the preceding clauses (ii), (iii) or (iv), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that each of the Termination Fee and the Regulatory Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as applicable, in the circumstances in which the Termination Fee or the Regulatory Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company or Parent, as applicable, fails to pay in a timely manner any amount due pursuant to Section 8.2(b), then (i) the Company or Parent, as applicable, shall reimburse the other Party for all reasonable out-of-pocket costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company or Parent, as applicable, shall pay to the other Party interest on the amounts payable pursuant to Section 8.2(b) from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, (1) except for the right to seek monetary damages for Fraud (in each case, solely as it relates to (x) the representations and warranties expressly made in Article III, (y) certificates delivered pursuant hereto, or (z) filings submitted to Governmental Entities pursuant hereto (or documents submitted to such Governmental Entities in connection with such filings)) or willful breach occurring prior to the valid termination of this Agreement, and without limiting Parent’s or Merger Sub’s, right to specific performance in accordance with Section 9.12, (A) the Termination Fee (and any other amounts expressly required by this Section 8.2, if any) shall be the sole and exclusive monetary remedy available to Parent and Merger Sub in connection with this Agreement and the Transactions in any circumstance in which the Termination Fee becomes due and payable and is paid by the Company in accordance with this Agreement, and (B) upon Parent’s receipt of the full Termination Fee (and any other amounts required by this Section 8.2(c)) pursuant to this Section 8.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for Fraud (in each case, solely as it relates to (x) the representations and warranties expressly made in Article III, (y) certificates delivered pursuant hereto, or (z) filings submitted to Governmental Entities pursuant hereto (or documents submitted to such Governmental Entities in connection with such filings)) or willful breach (each as defined in Section 8.2(a)), and (2) except for the right to seek monetary damages for Fraud (in each case, solely as it relates to (x) the representations and warranties expressly made in Article IV, (y) certificates delivered pursuant hereto, or (z) filings submitted to Governmental Entities pursuant hereto (or documents submitted to such Governmental Entities in connection with such filings)) or willful breach occurring prior to the valid termination of this Agreement, and without limiting the Company’s right to specific performance in accordance with Section 9.12, (A) the Regulatory Termination Fee (and any other amounts expressly required by this Section 8.2, if any) shall be the sole and exclusive monetary remedy available to the Company in connection with this Agreement and the Transactions in any circumstance in which the Regulatory Termination Fee becomes due and payable and is paid by Parent in accordance with this Agreement and (B) upon the Company’s receipt of the full Regulatory Termination Fee (and any other amounts required by this Section 8.2(c)) pursuant to this Section 8.2 in circumstances in which the Regulatory Termination Fee is payable, none of Parent, any Parent Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for Fraud (in each case, solely as it relates to (x) the representations and warranties expressly made in Article IV, (y) certificates delivered pursuant hereto, or (z) filings submitted to Governmental Entities pursuant hereto (or documents submitted to such Governmental Entities in connection with such filings)) or willful breach (each as defined in Section 8.2(a)). For the avoidance of doubt, Parent or the Company, as applicable, may seek specific performance to cause the other Party to consummate the Transactions in accordance with Section 9.12 and the payment of the Termination Fee or Regulatory Termination Fee, as applicable, pursuant to this Section 8.2(c), but in no event shall Parent or the Company, as applicable, be entitled to both (i) specific performance to cause the Company to consummate the Transactions in accordance with Section 9.12 and (ii) the payment of the Termination Fee or Regulatory Termination Fee, as applicable, pursuant to this Section 8.2(c).

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses; provided, however, that Parent shall pay all filing fees under the HSR Act and any other applicable Regulatory Laws relating to the Transactions.

Section 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender; provided that, electronic mail received after 6:00 p.m., Pacific Time, shall be deemed received on the next day) or sent by a nationally recognized overnight courier service or express delivery service (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Salesforce, Inc.

415 Mission Street, 3rd Fl

San Francisco, California 94105

Email:    [***]

Attention:   Chief Legal Officer

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Email:  ajnussbaum@wlrk.com

 mlu@wlrk.com

Attention:  Andrew J. Nussbaum

   Meng Lu

if to the Company, to:

Informatica Inc.

2100 Seaport Boulevard

Redwood City, California 94063

Email: [***]

Attention: Rashmi Garde

with copies to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004-1304

Email:  brian.mangino@lw.com

  amber.banks@lw.com

  max.schleusener@lw.com

Attention:  Brian Mangino

  Amber Banks

  Max Schleusener

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, CA 94104

Email: dcogen@fenwick.com

 dmichaels@fenwick.com

Attention: Douglas N. Cogen

David K. Michaels

Section 9.5. Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The phrase “made available,” when used in reference to anything made available to Parent or its Representatives shall be deemed to mean uploaded to and/or made available to Parent and its Representatives no less than one (1) day prior to the date hereof in the online data room hosted on behalf of the Company under the name “Project Yountville” (which, for the avoidance of doubt, includes the materials provided in any folder of such data room, including the “clean room” and other folders to which a limited subset of Parent employees and Parent’s Representatives have access). The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. If any period expires on a day that is not a Business Day or event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken no later than 5:00 P.M. U.S. Pacific Time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.6. Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.7. Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) The Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

(c) Nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder, except (i) as provided in Section 6.4, (ii) if the Effective Time occurs, the right of the Company Stockholders under Section 2.1(a) and holders of Company Equity Awards under Section 2.3 to receive the Per Share Merger Consideration (if applicable) pursuant to the terms thereof and (iii) that the right of the Company, on behalf of the Company Stockholders and holders of Company Equity Awards (each of which are third party beneficiaries of this Agreement to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 9.12 or, if specific performance is not sought or granted as a remedy, damages in accordance with this Agreement (which may include the benefit of the bargain lost by the Company Stockholders and holders of Company Equity Awards) in the event of a breach hereof by Parent or Merger Sub of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so as agent for such holders.

Section 9.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.9. Governing Law; Jurisdiction.

(a) This Agreement and any disputes relating to or arising out of this Agreement and the transactions contemplated hereby (whether based in contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and the rights and obligations hereunder or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.12. Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.9, this being in addition to any other remedy to which such Party is entitled under the terms of this Agreement at law or in equity.

(c) The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SALESFORCE, INC.

By:	/s/ John Somorjai
Name: John Somorjai
Title: Chief Corporate Development and Investments Officer

PHOENIX I MERGER SUB, INC.

By:	/s/ John Somorjai
Name: John Somorjai
Title: Vice President

INFORMATICA INC.

By:	/s/ Amit Walia
Name: Amit Walia
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a person pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“AI System” means any system or Software that consists of, incorporates, or uses artificial intelligence (including as implemented through any neural network, large language model, machine learning, natural language processing or supervised, semi-supervised, unsupervised or reinforcement learning algorithms or other technologies now existing or that may exist in the future).

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption including, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the U.K. Bribery Act 2010.

“Business Days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or the State of New York or is a day on which banking institutions located in such states are authorized or required by applicable Law or other governmental action to close.

“Class B-2 Stockholder” means 13381986 Canada Inc.

“Class B-2 Stockholder Written Consent” means the written consent substantially in the form attached hereto as Annex B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Credit Agreement” means that certain Revolving Credit and Guaranty Agreement, dated as of October 29, 2021, among the Company, the lenders and other parties from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended by Amendment No. 1, dated as of June 13, 2023, as further amended by Amendment No. 2, dated as of June 11, 2024, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in a manner not in contravention hereof.

“Company Equity Awards” means the Company Options, the Company RSUs and the Company PSUs.

“Company Equity Plans” means (i) the Company’s 2021 Equity Incentive Plan and (ii) the Company’s Third Amended and Restated Incentive Plan (as amended and restated, effective September 30, 2021).

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Charter.

“Company Government Bid” means any submitted response to sell products or services made by the Company or any Company Subsidiary to any request for proposal (RFP) from a Governmental Entity or any prime contractor of a Governmental Entity in its capacity as a prime contractor that is pending as of the date of this Agreement.

“Company Government Contract” means any Contract (including a prime contract, teaming agreement, grant, cooperative agreement, basic ordering agreement, blanket purchase agreement, other transaction agreement, purchase order, task order, delivery order, or other contractual agreement of any kind, including all amendments, modifications, and options thereunder) between the Company or any Company Subsidiary on the one hand and (i) any Governmental Entity; (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or any higher-tier subcontractor to a prime contractor of a Governmental Entity in its capacity as a higher-tier subcontractor; or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii), on the other hand. Unless otherwise indicated, a task, purchase, change or delivery order under a Company Government Contract will not constitute a separate Company Government Contract for purposes of this definition, but will be considered part of the Company Government Contract under which it was issued.

“Company Intellectual Property” means all Intellectual Property owned by (or claimed to be owned by), or filed in the name of, the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, financial condition, or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes in United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions in the data management technology industry; (c) any changes in political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the authoritative interpretation thereof; (e) any changes after the date hereof in applicable Law or the authoritative interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics or similar force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Merger and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including the initiation or settlement of any litigation arising out of or relating to this Agreement or the Transactions commenced by or involving (i) any Governmental Entity in connection with this Agreement or the Transactions or (ii) any current or former stockholder of the Company (on their own or on behalf of the Company), to the extent relating to this Agreement or the Transactions, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Merger and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Merger and the other Transactions or to address the consequences of litigation); and (iii) any action or failure to take any action which action or failure to act is requested in writing by Parent or otherwise expressly required by this Agreement (other than pursuant to Section 5.1(a)); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the data management technology industry, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means each option to purchase Class A Common Stock granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the Effective Time.

“Company Products” means any and all products and services, including Software as a service (SaaS) and any professional or consulting services, that are or have been in the three (3) years prior to the date of this Agreement marketed, offered, sold, licensed, made available or distributed by the Company or any Company Subsidiary.

“Company PSU” means each restricted stock unit award relating to shares of Class A Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time and subject to performance-based and service-based vesting requirements.

“Company RSU” means each restricted stock unit award relating to shares of Class A Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the Effective Time and subject solely to service-based vesting requirements.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Systems” means the computer systems and other information technology, including any Software, servers, networks, workstations, hubs, circuits, switches, cloud storage and computing platforms and mobile devices, in each case, that are used or held for use, by the Company or any of its Subsidiaries for use in the conduct of its business.

“Confidentiality Agreement” means the Confidentiality Agreement, dated October 10, 2023, between Parent and the Company, as amended by that certain amendment between Parent and the Company, dated January 4, 2024, as may be further amended.

“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Conversion Ratio” means the quotient (rounded to the 4th decimal place) obtained by dividing (i) the Class A/B-1 Per Share Merger Consideration by (ii) the Parent Trading Price.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Law which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Export and Sanctions Controls” means all applicable export and reexport control and economic sanctions Laws and regulations, maintained by (i) the U.S. Department of Commerce (including the Export Administration Regulations), trade and economic sanctions maintained by OFAC and the United Nations, International Traffic in Arms Regulations maintained by the U.S. Department of State, and any applicable anti-boycott compliance regulations, except to the extent inconsistent with U.S. Law, or (ii) any Governmental Entity in the European Union and its Member States and in the United Kingdom.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Import Restrictions” means all applicable U.S. and foreign import Laws, except to the extent inconsistent with U.S. Law, including Title 19 Chapter 1 of the Code of Federal Regulations.

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property of such Person, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) by such Person of Indebtedness of others; (e) all finance and capital lease obligations and all synthetic lease obligations of such Person; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, bankers’ acceptances, letters of credit, letters of guaranty, surety bonds and other similar instruments, in each case, to the extent drawn; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables, accounts payable and other current liabilities that are not overdue incurred in the ordinary course of business consistent with past practice); and (i) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Information Privacy and Security Laws” means (i) any Law, rule, regulation or directive and all binding guidance issued by any Governmental Entity thereunder applicable to the Company or to any Company Subsidiary and (ii) to the extent the Company has agreed to comply with the same, any binding applicable self-regulatory guidelines, in each case, relating to: (a) the privacy, protection, or security of Protected Information, including as relevant to the collection, storage, retention, processing, transfer, disclosure, sharing, disposal and destruction of Protected Information or (b) requirements for websites and mobile applications, online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing, or email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes, to the extent applicable to Company and Company Subsidiary, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (together, “HIPAA”), the Gramm-Leach-Bliley Act, state privacy and data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, the GDPR (and any European Union member states’ laws and regulations implementing the GDPR), the Canadian Personal Information Protection and Electronic Documents Act, India’s Information Technology Act, Japan’s Act on the Protection of

Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, and Australia’s Privacy Amendment (Private Sector) Act 2000, as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, the Saudi Arabia Personal Data Protection Law, and other applicable data protection laws of the jurisdictions in which the Company or the Company Subsidiaries operate or which are applicable to their respective businesses.

“Intellectual Property” means all technology and intellectual property or other proprietary rights, whether statutory, common law or otherwise, in any jurisdiction throughout the world, including all: (a) inventions, discoveries, improvements, patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and other identifiers and indicia of origin, and all applications and registrations in connection therewith; (c) all works of authorship and copyrights (whether or not published), and all applications and registrations in connection therewith, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings; (d) Software and intellectual property rights in Software; (e) mask works and industrial designs, and all applications and registrations in connection therewith; (f) trade secrets and other intellectual property rights in confidential and proprietary information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data); (g) renewals, extensions, combinations, statutory invention registrations, provisionals, continuations, continuations-in-part, reexaminations, divisions or reissues of any of the foregoing; and (h) rights of attribution and integrity and other moral rights of an author.

“In-the-Money Company Option” means each Company Option with a per share exercise price that is less than the amount of the Class A/B-1 Per Share Merger Consideration.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter with respect to Parent or Merger Sub or (b) the individuals set forth on Section 1.1(a) of the Company Disclosure Letter with respect to the Company, in each case after reasonable inquiry of those employees of such Party and its Subsidiaries who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“National Security Laws” means the National Industrial Security Program Operating Manual (“NISPOM”), 32 C.F.R. Part 117, and any supplements, amendments, or revised editions thereof and all other Laws pertaining to performance of classified Company Government Contracts.

“Net Share” means, with respect to a Company Option, the quotient obtained by dividing (a) the product of (i) the excess, if any, of the Class A/B-1 Per Share Merger Consideration over the per share exercise price of such Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, by (b) the Class A/B-1 Per Share Merger Consideration.

“NYSE” means the New York Stock Exchange.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or the Free Software Foundation and listed at https://www.gnu.org/licenses/license-list.en.html, and any similar license for “free,” “publicly available” or “open source” software, including the Affero General Public License, Server Side Public License (SSPL), GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that otherwise requires, as a condition of use, modification, distribution, or making available of the Software or other technology licensed thereunder, that other Software or other technology incorporated into, derived from, distributed, or made available with, such Software or other technology (a) be, in the case of Software, disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works, (c) be licensed under terms that allow Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled, or (d) be redistributed at no or de minimis charge.

“Ordinary Course License” means standard non-exclusive licenses contained in: (a) customer subscription, terms of use or terms of service, license or other service or similar agreements, in each case, with respect to Company Products; (b) confidentiality and invention assignment agreements entered into in the ordinary course of business consistent with past practice; (c) end-user license agreements granted to the Company or Company Subsidiaries for their use of Software or information technology services on standard terms that are generally commercially available; or (d) agreements based on a form used by the Company or Company Subsidiary that has been made available to Parent (other than stand-alone licenses, covenants not to assert, releases, agreements not to enforce or prosecute, or other immunities or similar rights with respect to patents or trademarks), including each form of (i) distributor, reseller, or sales representatives agreement, (ii) agreement with employees and independent contractors, and (iii) vendor, professional services, outsourced development, consulting, support or maintenance agreement, in each case of the foregoing clauses (a) through (d), that are granted in the ordinary course of business consistent with past practice.

“Parent Common Stock” means shares of common stock, par value $0.001 per share, of Parent.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date or otherwise materially impairs or materially delays the ability of Parent or Merger Sub to consummate the Transactions, including the Merger, prior to the Outside Date.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means the volume weighted average closing sale price of one (1) share of Parent Common Stock as reported on NYSE for the twenty (20) consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP prior to the date of this Agreement; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith by appropriate proceedings; (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents as of the date hereof as securing indebtedness or liabilities reflected in the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents as of the date hereof; (iv) which is a statutory, contractual or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (v) which encumbers or is imposed on the underlying fee interest in real property subject to a real property lease; (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under Intellectual Property in the ordinary course of business consistent with past practice; (vii) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business consistent with past practice; (viii) for a matter (1) of record, defect, imperfection, irregularity in title, charge, encumbrance, easement, covenant, condition, restriction, easement, right of way, zoning, building, entitlement or other similar restriction or other Lien, (2) that would be shown by a current, accurate survey or a physical inspection of real property, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary; (ix) is a pledge or deposit to secure performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature that, in each case, is not material and is incurred in the ordinary course of business; (x) arising under the Company Credit Agreement and the other loan documents related thereto to the extent released on or prior to the Closing Date and (xi) that has arisen in the ordinary course of business consistent with past practice and does not secure Indebtedness or adversely affect the value, ownership, use or operation of the property subject thereto.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be linked to an individual natural person or household, including information that identifies or could be used to identify, alone or in combination with other information, an individual natural person or household, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or household or is linked to any such data element that can reasonably be associated with an individual natural person or household). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and is regulated by such Law.

“Principal Stockholders” means EvomLux S.à r.l., Ithaca L.P and Canada Pension Plan Investment Board.

“Principal Stockholders Agreement” means that certain Amended & Restated Stockholders Agreement by and among by and among the Company, EvomLux S.à r.l., a société à responsabilité limitée organized and existing under the laws of Grand-Duchy of Luxembourg, Canada Pension Plan Investment Board, organized and existing under the laws of Canada, and Ithaca L.P., a Guernsey limited partnership.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ (a) internal privacy policies and notices, and (b) publicly posted privacy policies and notices (including if posted on the Company’s or the Company Subsidiaries’ products and services), in each case regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or processing of Protected Information.

“Proceedings” means all legal, civil, criminal, administrative, regulatory, arbitral, mediatory, enforcement, civil penalty, alternative dispute resolution, examination, debarment, seizure or other actions, suits, charges, complaints, subpoenas, prosecutions, assessments, claims, hearings, arbitrations, litigations, mediations, audits, inquiries, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Entity.

“Protected Information” means (a) Personal Data, (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws, and (c) any information that is covered by the PCI DSS.

“Regulatory Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment Laws that are designed or intended to prohibit, restrict or regulate (a) actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States (collectively, “Antitrust Laws”) or (b) investments by entities that are deemed a foreign entity for purposes of any applicable law or regulation.

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software, firmware, and middleware, including all software implementations of algorithms, application programming interfaces (APIs), software development kits (SDKs), connectors, models and methodologies, whether in Source Code, object code or other form; (b) data, databases and other compilations or collections of data or information, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means Software code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner or managing member of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) that was made by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.2)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes of any kind imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, customs duty, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, claim for refund, estimated Tax filing, information return or similar filing filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments or supplements thereof.

“Training Data” means any data or databases processed or otherwise used to train, fine-tune, validate, test or improve an AI System.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Written Consents” means, together, the Class B-2 Stockholder Written Consent and the Principal Stockholders Written Consent.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) Termination Date	Section 6.7(c)
Adjusted Option	Section 2.3(b)
Adjusted RSU	Section 2.3(e)
Agreement	Preamble
Base Amount	Section 6.4(c)
BIS	Section 3.9(f)
Book-Entry Share	Section 2.1(a)(i)
Burdensome Condition	Section 6.2(a)
Cancelled Shares	Section 2.1(a)(ii)
Certificate	Section 2.1(a)(i)
Certificate of Merger	Section 1.4

Change of Recommendation	Section 5.2(a)
Class A Common Stock	Section 2.1(a)(i)
Class A/B-1 Per Share Merger Consideration	Section 2.1(a)(i)
Class B-1 Common Stock	Section 2.1(a)(i)
Class B-2 Common Stock	Section 2.1(a)(i)
Class B-2 Per Share Merger Consideration	Section 2.1(a)(i)
Cleared Employee(s)	Section 3.17(h)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Acquisition Agreement	Section 5.2(a)
Company Benefit Plan	Section 3.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 3.2(a)
Company Common Stock	Section 2.1(a)(i)
Company Disclosure Letter	Article III
Company Lease	Section 3.16(b)
Company Permits	Section 3.9(b)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.14(a)
Company SEC Documents	Section 3.5(a)
Company Stockholder Approval	Section 3.3(b)
Company Stockholders	Recitals
Continuing Employees	Section 6.7(a)
Converted Shares	Section 2.1(a)(ii)
Credit Facility Termination	Section 6.12
Current Company Government Contract	Section 3.17(e)
Current ESPP Offering Periods	Section 2.3(h)
DGCL	Recitals
Dissenting Shares	Section 2.1(b)
DOJ	Section 6.2(b)
Effective Time	Section 1.4
Enforceability Limitations	Section 3.3(e)
FCPA	Definition of Anti-Corruption Law
Fraud	Section 8.2(a)
FTC	Section 6.2(b)
GAAP	Section 3.5(b)
HIPAA	Definition of Information Privacy and Security Laws
Indemnified Parties	Section 6.4(a)
Information Statement	Section 5.3(b)
IP Contracts	Section 3.14(h)
Lead Investor Consent	Section 3.3(a)
Leased Real Property	Section 3.16(b)
Material Contract	Section 3.17(a)
Material Customer	Section 3.19(a)

Material Customer Agreement	Section 3.19(a)
Material Government Bid	Section 3.17(c)
Material Reseller	Section 3.19(c)
Material Reseller Agreement	Section 3.19(c)
Material Supplier	Section 3.19(b)
Material Supplier Agreement	Section 3.19(b)
Merger	Recitals
Merger Sub	Preamble
Minority Investment Entities	Section 3.2(f)
New Plans	Section 6.7(b)
NISPOM	Definition of National Security Laws
OFAC	Section 3.9(e)
Old Plans	Section 6.7(b)
Outside Date	Section 8.1(d)
Owned Real Property	Section 3.16(a)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Payoff Letter	Section 6.12
Payoff Time	Section 6.12
Per Share Merger Consideration	Section 2.1(a)(i)
person	Section 5.2(a)
Principal Stockholders Written Consent	Section 3.3(b)
Regulatory Termination Fee	Section 8.2(b)(i)
Restricted Parties	Section 3.9(g)
Sarbanes-Oxley Act	Section 3.5(a)
Surviving Corporation	Section 1.1
Surviving Corporation Stock	Section 2.1(a)(ii)
Termination Fee	Section 8.1(b)(ii)
Transactions	Recitals
WARN Act	Section 3.11(b)
willful breach	Section 8.2(a)
Window Shop End Date	Section 5.2(a)